Exhibit 10.1

AMENDMENT AND RESTATEMENT AGREEMENT

THIS AMENDMENT AND RESTATEMENT AGREEMENT (this “Amendment”), dated as of November 24, 2025, is by and among GRAHAM HOLDINGS COMPANY, a Delaware corporation (the “Company”), the Foreign Borrowers party hereto (the “Foreign Borrowers”), GHC One CSI, LLC, a Delaware limited liability company (the “New Guarantor”), the Guarantors party hereto (including the New Guarantor), the Lenders party hereto, the Issuing Lenders party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent on behalf of the Lenders (in such capacity, “Administrative Agent”), as a Lender. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement (as hereinafter defined).
W I T N E S S E T H

WHEREAS, the Company, the Foreign Borrowers, certain banks and financial institutions from time to time party thereto (the “Existing Lenders”) and the Administrative Agent are parties to that certain Second Amended and Restated Five Year Credit Agreement, dated as of May 3, 2022 (as amended by that certain First Amendment to Second Amended and Restated Five Year Credit Agreement, dated as of July 28, 2023, and as further amended, restated, amended and restated, extended, replaced, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”, and as amended and restated by the terms of this Amendment, the “Credit Agreement”);

WHEREAS, the Credit Parties desire to amend and restate the Existing Credit Agreement to, among other things, (i) terminate and replace all of the outstanding Revolving Commitments thereunder (the “Existing Revolving Commitments”; the advances (if any) in respect thereof outstanding immediately prior to the Restatement Effective Date (as defined below), the “Existing Revolving Advances”) with a new revolving credit facility in an aggregate principal amount of $400,000,000 by obtaining new revolving commitments (the “New Revolving Commitments” and the advances in respect thereof, the “New Revolving Advances”), with a maturity date of five years from the Restatement Effective Date and subject to the terms and conditions set forth herein and in the Credit Agreement and (ii) increase the L/C Sublimit to $40,000,000;

WHEREAS, each Person party hereto whose name is set forth on Schedule I hereto (individually, a “Lender” and collectively, the “Lenders”) hereby agrees, subject to the terms and conditions of this Amendment and the Credit Agreement, (i) to the terms of this Amendment and the Credit Agreement and (ii) to provide a New Revolving Commitment to the Borrowers on the Restatement Effective Date in an aggregate amount set forth opposite its name under the heading “Revolving Commitment” on Schedule I hereto and to make New Revolving Advances in respect thereof from time to time in an amount not to exceed its New Revolving Commitment subject to the terms and conditions set forth herein and in the Credit Agreement;

WHEREAS, the Lenders and Issuing Lenders (consisting of all of the Existing Lenders and Issuing Lenders under the Existing Credit Agreement) are willing to amend and restate the Existing Credit Agreement, in accordance with and subject to the terms and conditions set forth herein; and

WHEREAS, prior to, or substantially concurrently with, the effectiveness of this Amendment, the Company will issue senior unsecured notes in an aggregate principal amount of $500,000,000 (the “Notes Offering”).

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT

1.1    Credit Agreement. In reliance on the representations, warranties, covenants and agreements contained in this Amendment, and subject to the satisfaction of the conditions to effectiveness set forth in Article III hereof, the parties hereto agree that, effective as of the Restatement Effective Date (as defined below), the Existing Credit Agreement is hereby amended and restated to be as set forth in the Credit Agreement attached hereto as Exhibit A.

1.2    Schedules. Each of the Schedules to the Existing Credit Agreement are hereby replaced in their entirety with the corresponding Schedules set out on Exhibit B hereto.

1.3    Exhibits. Each of the Exhibits to the Existing Credit Agreement are hereby amended and restated in their entirety, in each case in the forms set out on Exhibit C hereto.

ARTICLE II
COMMITMENTS

2.1    Commitments.
(a)    New Revolving Commitments.
(i)    Subject to the terms and conditions set forth herein and in the Credit Agreement, effective as of the Restatement Effective Date, all Existing Revolving Commitments and L/C Commitments in effect under the Existing Credit Agreement immediately prior to the Restatement Effective Date will be terminated. The Borrowers shall, on the Restatement Effective Date, pay to the Administrative Agent, for the accounts of the Existing Lenders with Existing Revolving Commitments immediately prior to the Restatement Effective Date, all interest and fees accrued to the Restatement Effective Date with respect to (i) such Existing Revolving Commitments and (ii) any outstanding Existing Revolving Advances.
(ii)    Subject to the terms and conditions set forth herein and in the Credit Agreement, each Lender hereby agrees to provide a New Revolving Commitment to the Borrowers on the Restatement Effective Date in an aggregate amount set forth opposite its name under the heading “Revolving Commitment” on Schedule I hereto and to make New Revolving Advances in respect thereof from time to time in an amount not to exceed its New Revolving Commitment as set forth in the Credit Agreement.
(iii)    Subject to the terms and conditions set forth herein and in the Credit Agreement, effective as of the Restatement Effective Date, for all purposes of the Loan Documents, (i) the New Revolving Commitments shall constitute “Revolving Commitments” and “Commitments” under the Credit Agreement and (ii) each Revolving Advance in respect of such New Revolving Commitments shall constitute a “Revolving Advance” and an “Advance” under the Credit Agreement.
(iv)    Each Lender acknowledges and agrees that, as of and on the Restatement Effective Date, it shall be a “Revolving Lender” and a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.
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(b)    Each Issuing Lender identified on the signature pages hereto as an “Issuing Lender” agrees to provide an L/C Commitment under the Credit Agreement in the amount set forth opposite such Issuing Lender’s name on Schedule I hereto, on the terms set forth herein and in the Credit Agreement and subject to the conditions set forth herein and therein. Each Letter of Credit outstanding immediately prior to the Restatement Effective Date shall constitute a Letter of Credit issued pursuant to the Credit Agreement and each Lender under the Credit Agreement shall be deemed to have acquired a participation in each such Letter of Credit as set forth in Section 10.04 of the Credit Agreement.
(c)    All loans of the Credit Parties outstanding as of the Restatement Effective Date under the Existing Credit Agreement shall be deemed to be Advances under the corresponding facilities in the Credit Agreement without any further action by any Person; provided that each Existing Lender’s Revolving Credit Exposure (including its participation in L/C Obligations) immediately prior to the Restatement Effective Date shall be reallocated, if necessary, on a pro rata basis among the Lenders in accordance with their respective Commitment Percentages set forth on Schedule I hereto.
(d)  Each Existing Lender party hereto hereby waives any notice requirements under Section 2.05 of the Existing Credit Agreement with respect to the transactions to occur on the Restatement Effective Date as contemplated by this Amendment.
ARTICLE III
JOINDER OF AND RELEASE OF GUARANTORS

    3.1    New Guarantor. The New Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Amendment, the New Guarantor will be deemed to be a party to and a Guarantor under the Credit Agreement with the full force and effect as if originally listed on the signature pages thereof as a Guarantor and the New Guarantor shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement as such. The New Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement and any Note(s) issued pursuant thereto to the extent any such term, provision or condition is applicable to it as a Guarantor, and further agrees to all of the affirmative and negative covenants set forth in Article V of the Credit Agreement applicable to it as a Guarantor. Without limiting the generality of the foregoing terms of this Section 3.1, the New Guarantor hereby absolutely and unconditionally and irrevocably guarantees, jointly and severally with the other Guarantors, to the Administrative Agent, the prompt payment of the Borrower Obligations in full when and as the same become due (whether at stated maturity, upon acceleration or otherwise), and at all times thereafter, to the extent of and in accordance with Article VIII of the Credit Agreement. Each reference to a “Guarantor” in the Credit Agreement shall be deemed to include the New Guarantor.

    3.2     Released Guarantors. Effective as of the Restatement Effective Date, each of (A) Graham Media Group, Florida, Inc., a Florida corporation, (B) Graham Media Group, Houston, Inc., a Delaware corporation, (C) Graham Media Group, Michigan, Inc., a Delaware corporation, (D) Graham Media Group, Orlando, Inc., a Delaware corporation, (E) Graham Media Group, San Antonio, Inc., a Delaware corporation, (F) Group Dekko Inc., an Indiana corporation, (G) Group Dekko Holdings Inc., a Delaware corporation, (H) FRTW Holdings LLC, a Delaware limited liability company, (I) Kaplan North America, LLC, a Delaware limited liability company, (J) DF Institute, LLC, an Illinois limited liability company, (K) Kaplan International North America, LLC, a California limited liability company, and (L) Graham Digital Holding Company LLC (the foregoing collectively, the “Released Guarantors” and each, a “Released Guarantor”), shall automatically cease to be a Guarantor and a Credit Party under, and for all purposes of, the Credit Agreement and the other Loan Documents (the “Guarantor Release”). In connection with the Guarantor Release, the Administrative Agent shall, at the Borrowers’ expense,
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execute and deliver to any Released Guarantor all documents that such Released Guarantor shall reasonably request to evidence the Guarantor Release.

ARTICLE IV
CONDITIONS TO EFFECTIVENESS

4.1    Closing Conditions. This Amendment and the Credit Agreement shall become effective as of the day and year set forth above (the “Restatement Effective Date”) upon satisfaction (or waiver) of the following conditions:

(a)    Executed Amendment. The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Credit Parties, the Lenders, the Issuing Lenders and the Administrative Agent.

(b)    The Administrative Agent shall have received on or before the Restatement Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent:

(i)    A Revolving Note to any Lender requesting a Revolving Note at least three Business Days prior to the Restatement Effective Date.

(ii)    (1) The resolutions of the board of directors (or equivalent governing body) of each Credit Party approving this Amendment and of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Amendment, (2) copies of the articles of incorporation, certificates of formation or other constitutional or charter documents, as applicable, of each Credit Party, certified as of a recent date by the appropriate Governmental Authorities of its state of incorporation or organization and (3) the bylaws or comparable operating agreement, as applicable, of each Credit Party.

(iii)    Certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and each other state in which the failure to so qualify and be in good standing would reasonably be expected to have a Material Adverse Effect.

(iv)    A certificate signed by a duly authorized officer of each Credit Party certifying (x) the names and true signatures of the officers of such Credit Party authorized to sign this Amendment and the other documents to be delivered by it hereunder and (y) attaching the documents referred to in clauses (ii) and (iii) of this Section 4.1(b) and confirming that such documents are correct, complete and in full force and effect and have not been amended or superseded as of the Restatement Effective Date except as provided therein.

(v)    A favorable opinion of Cravath, Swaine & Moore LLP, special New York counsel for the Credit Parties, in form and substance satisfactory to the Administrative Agent.

(vi)    An officer’s certificate prepared by the chief financial officer of the Company as to the solvency of the Company and its Subsidiaries, on a consolidated basis
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after giving effect to the effectiveness of this Amendment, in substantially the form of Exhibit G to the Credit Agreement.

(vii)    A certificate signed by a duly authorized officer of the Company, dated as of the Restatement Effective Date, certifying that the conditions set forth in clauses (c) and (d) of this Section 4.1 are satisfied.

(c)    No Default. No Default or Event of Default exists as of the Restatement Effective Date and after giving effect to the transactions contemplated hereby.

(d)    Representations and Warranties. The representations and warranties contained in Section 4.01 of the Credit Agreement are true and correct in all material respects on and as of the Restatement Effective Date, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects, on the Restatement Effective Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date).

(e)    Fees and Expenses. (i) The Administrative Agent shall have received from the Company (x) for the accounts of the Existing Lenders, all interest and fees accrued to the Restatement Effective Date with respect to (A) their Existing Revolving Commitments and (B) any outstanding Existing Revolving Advances and (y) all fees and expenses that are payable in connection with this Amendment and (ii) Simpson Thacher & Bartlett LLP shall have received from the Company all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with this Amendment.

(f)    The Administrative Agent shall have received (i) at least five (5) Business Days (or such shorter period agreed to by the Administrative Agent in its sole discretion) for the Company and its Domestic Subsidiaries and (ii) at least seven (7) Business Days (or such shorter period agreed to by the Administrative Agent in its sole discretion) for any Foreign Borrower, in each case prior to the Restatement Effective Date, all documentation and other information about the Company and the other Credit Parties as has been reasonably requested in writing at least 10 Business Days prior to the Restatement Effective Date by the Administrative Agent that it (on behalf of itself and the Lenders) reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(g)    Term Loan Prepayment. Prior to, or substantially concurrently with, the Restatement Effective Date, the Company shall have prepaid in full the aggregate outstanding principal amount of the Term Loans under the Existing Credit Agreement (together with all accrued and outstanding interest, fees and expenses thereon).

(h)    Notes Offering. Prior to, or substantially concurrently with, the Restatement Effective Date, the Company shall have consummated the Notes Offering.

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ARTICLE V
MISCELLANEOUS

5.1    Amended Terms. On and after the Restatement Effective Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended and restated by this Amendment.

5.2    Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows:

(a)    It has taken all necessary corporate and other organizational action to authorize the execution, delivery and performance of this Amendment.

(b)    This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)    The representations and warranties set forth in Section 4.01 of the Credit Agreement are true and correct in all material respects, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects, on and as of the date hereof (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date).

(d)    After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

5.3    Reaffirmation of Obligations. Each Credit Party hereby ratifies the Credit Agreement as amended and restated by this Amendment and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement as so amended and restated applicable to it and (b) that it is responsible for the observance and full performance of its respective obligations under the Credit Agreement and the other Loan Documents. Each Credit Party further ratifies and confirms the terms of the Guaranty of such Credit Party with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended and restated hereby. Each Credit Party acknowledges that, notwithstanding anything to the contrary contained herein or in any other Loan Document, or any actions now or hereafter taken by the Lenders with respect to any obligation of Borrowers, the Guaranty of such Credit Party (i) is and shall continue to be a primary obligation of such Credit Party, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of any Credit Party under the Guaranty of such Credit Party.

5.4    Loan Document. This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

5.5    Further Assurances. The Credit Parties agree to promptly take such action, upon the reasonable request of Administrative Agent, as is necessary to carry out the intent of this Amendment.
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5.6    Entirety. This Amendment reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

5.7    Counterparts; Telecopy; Electronic Execution. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Amendment or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

5.8    GOVERNING LAW. THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT OF THIS AMENDMENT, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5.9    Successors and Assigns. This Amendment shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, that no Borrower may assign this Amendment or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio.

5.10    Additional Consents. The jurisdiction, jury trial waiver, venue, indemnification and judicial reference provisions set forth in Article IX of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
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IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

COMPANY:	GRAHAM HOLDINGS COMPANY
By: /s/ Wallace R. Cooney
Name: Wallace R. Cooney
Title: Senior Vice President-Finance and Chief Financial Officer

FOREIGN BORROWER:	KAPLAN U.K. LIMITED
By: /s/ Rachael Dupont
Name: Rachael Dupont
Title: Director

NEW GUARANTOR.:	GHC ONE CSI, LLC
By: /s/ Justin DeWitte
Name: Justin DeWitte
Title: Vice President

Signature Page to Amendment and Restatement Agreement

GUARANTORS:	GRAHAM MEDIA GROUP, INC.
By: /s/ Catherine Badalamente
Name: Catherine Badalamente
Title: President and Chief Executive Officer

KAPLAN, INC.
By: /s/ Matthew Seelye
Name: Matthew Seelye
Title: Executive Vice President and Chief Financial Officer

GRAHAM AUTOMOTIVE LLC
By: /s/ Jacob M. Maas
Name: Jacob M. Maas
Title: President

GRAHAM HEALTHCARE GROUP, INC.
By: /s/ Justin DeWitte
Name: Justin DeWitte
Title: CEO

Signature Page to Amendment and Restatement Agreement

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL
ASSOCIATION, a national banking association, as Administrative Agent
By: /s/ Timothy Favinger
Name: Timothy Favinger
Title: Executive Director

Signature Page to Amendment and Restatement Agreement

LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender and an Issuing Lender
By: /s/ Timothy Favinger
Name: Timothy Favinger
Title: Executive Director

Signature Page to Amendment and Restatement Agreement

JPMORGAN CHASE BANK, N.A.,
as a Lender and an Issuing Lender
By: /s/ Richard Barritt
Name: Richard Barritt
Title: Managing Director

Signature Page to Amendment and Restatement Agreement

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender
By: /s/ Ketak Sampat
Name: Ketak Sampat
Title: Senior Vice President

Signature Page to Amendment and Restatement Agreement

BANK OF AMERICA, N.A.,
as a Lender and an Issuing Lender
By: /s/ Colleen Landau
Name: Colleen Landau
Title: Senior Vice President

Signature Page to Amendment and Restatement Agreement

PNC BANK, NATIONAL ASSOCIATION,
as a Lender
By: /s/ David Notaro
Name: David Notaro
Title: Senior Vice President

Signature Page to Amendment and Restatement Agreement

THE BANK OF NEW YORK MELLON,
as a Lender
By: /s/ Yipeng Zhang
Name: Yipeng Zhang
Title: Senior Vice President

Signature Page to Amendment and Restatement Agreement

EXHIBIT A

AMENDED AND RESTATED CREDIT AGREEMENT

[Attached]

Conformed through the Amendment and Restatement Agreement, dated as of November 24, 2025

Revolving Facility $400,000,000
THIRD AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT
Dated as of November 24, 2025
Among
GRAHAM HOLDINGS COMPANY
as Company,
KAPLAN U.K. LIMITED
as a Foreign Borrower,
THE OTHER FOREIGN BORROWERS FROM TIME TO TIME PARTY HERETO
as Foreign Borrowers,
THE GUARANTORS FROM TIME TO TIME PARTY HERETO
as Guarantors,
THE INITIAL LENDERS NAMED HEREIN
as Initial Lenders,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent and an Issuing Lender

JPMORGAN CHASE BANK, N.A.
as Syndication Agent and an Issuing Lender
HSBC BANK USA, NATIONAL ASSOCIATION
as Documentation Agent

BANK OF AMERICA, N.A.
as Documentation Agent and an Issuing Lender

WELLS FARGO SECURITIES, LLC
JPMORGAN CHASE BANK, N.A.
as Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS    1
SECTION 1.01.    Certain Defined Terms    1
SECTION 1.02.    Computation of Time Periods    40
SECTION 1.03.    Accounting Terms    40
SECTION 1.04.    Guarantees    40
SECTION 1.05.    Redenominations of Certain Foreign Currencies and Computation of US Dollar Amounts; Exchange Rates; Currency Equivalents; Daily Simple RFR Advances    41
SECTION 1.06.    Rates    42
SECTION 1.07.    Divisions    42
SECTION 1.08.    Rounding    43
SECTION 1.09.    References to Agreements and Laws    43
ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES    43
SECTION 2.01.    The Advances    43
SECTION 2.02.    Making the Advances    44
SECTION 2.03.    [Reserved]    45
SECTION 2.04.    Fees    45
SECTION 2.05.    Termination, Reduction or Increase of the Commitments; Incremental Facilities    45
SECTION 2.06.    Repayment of Revolving Advances    48
SECTION 2.07.    Interest on Advances    48
SECTION 2.08.    Repayment of Loans    50
SECTION 2.09.    Optional Conversion of Advances    50
SECTION 2.10.    Optional Prepayment of Advances    51
SECTION 2.11.    Increased Costs    52
SECTION 2.12.    [Reserved]    54
SECTION 2.13.    Payments and Computations    54
SECTION 2.14.    Taxes    55
SECTION 2.15.    Sharing of Payments, Etc.    59
SECTION 2.16.    Use of Proceeds    59
SECTION 2.17.    Extension of Termination Date    60
SECTION 2.18.    Defaulting Lenders    62
SECTION 2.19.    Mitigation of Obligations; Replacement of Lenders    64
SECTION 2.20.    Changed Circumstances    65
SECTION 2.21.    Cash Collateral    70
ARTICLE III CONDITIONS TO EFFECTIVENESS AND LENDING    71
SECTION 3.01.    [Reserved].    71
SECTION 3.02.    Conditions Precedent to Each Borrowing, Letter of Credit Issuance, Increase Date and Extension Date    71
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SECTION 3.03.    Determinations Under Section 3.01    72
ARTICLE IV REPRESENTATIONS AND WARRANTIES    72
SECTION 4.01.    Representations and Warranties of the Credit Parties    72
ARTICLE V COVENANTS OF THE CREDIT PARTIES    76
SECTION 5.01.    Affirmative Covenants    76
SECTION 5.02.    Negative Covenants    79
SECTION 5.03.    Financial Covenants    83
ARTICLE VI EVENTS OF DEFAULT    83
SECTION 6.01.    Events of Default    83
ARTICLE VII THE ADMINISTRATIVE AGENT    86
SECTION 7.01.    Appointment and Authority    86
SECTION 7.02.    Rights as a Lender    87
SECTION 7.03.    Exculpatory Provisions    87
SECTION 7.04.    Reliance by the Administrative Agent    88
SECTION 7.05.    Indemnification    89
SECTION 7.06.    Delegation of Duties    89
SECTION 7.07.    Resignation of Administrative Agent    89
SECTION 7.08.    Non-Reliance on Administrative Agent and Other Lenders    91
SECTION 7.09.    No Other Duties, Etc.    91
SECTION 7.10.    Guaranty Matters    91
SECTION 7.11.    Erroneous Payments    92
SECTION 7.12.    Certain ERISA Matters    94
ARTICLE VIII GUARANTY    95
SECTION 8.01.    The Guaranty    95
SECTION 8.02.    Bankruptcy    96
SECTION 8.03.    Nature of Liability    96
SECTION 8.04.    Independent Obligation    97
SECTION 8.05.    Authorization    97
SECTION 8.06.    Reliance    97
SECTION 8.07.    Waiver    97
SECTION 8.08.    Limitation on Enforcement    98
SECTION 8.09.    Confirmation of Payment    98
ARTICLE IX MISCELLANEOUS    99
SECTION 9.01.    Amendments, Etc.    99
SECTION 9.02.    Notices, Etc.    99
SECTION 9.03.    No Waiver; Remedies    101

SECTION 9.04.    Costs and Expenses    101
SECTION 9.05.    Right of Set-off    103
SECTION 9.06.    Binding Effect    103
SECTION 9.07.    Assignments and Participations    103
SECTION 9.08.    Confidentiality    107
SECTION 9.09.    Governing Law    107
SECTION 9.10.    Counterparts; Integration; Effectiveness    108
SECTION 9.11.    Jurisdiction, Etc.    109
SECTION 9.12.    Patriot Act Notice    109
SECTION 9.13.    Waiver of Jury Trial    109
SECTION 9.14.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    110
SECTION 9.15.    [Reserved].    110
SECTION 9.16.    Judgment Currency    110
SECTION 9.17.    Appointment of the Company    111
SECTION 9.18.    [reserved]    111
SECTION 9.19.    Australian Code of Banking Practice    111
SECTION 9.20.    Acknowledgement Regarding Any Supported QFCs    111
SECTION 9.21.    Crediting of Payments and Proceeds    112
SECTION 9.22.    No Advisory or Fiduciary Responsibility.    113
ARTICLE X LETTER OF CREDIT FACILITY    114
SECTION 10.01.    L/C Facility    114
SECTION 10.02.    Procedure for Issuance and Disbursement of Letters of Credit    115
SECTION 10.03.    Commissions and Other Charges    116
SECTION 10.04.    L/C Participations    117
SECTION 10.05.    Reimbursement    118
SECTION 10.06.    Obligations Absolute    119
SECTION 10.07.    Effect of Letter of Credit Documents    121
SECTION 10.08.    Removal and Resignation of Issuing Lenders    121
SECTION 10.09.    Reporting of Letter of Credit Information and L/C Commitment    122
SECTION 10.10.    Letters of Credit Issued for Subsidiaries    122
SECTION 10.11.    Letter of Credit Amounts    122
SECTION 10.12.    Cash Collateral for Extended Letters of Credit    123

Schedules

Schedule I – Commitments
Schedule III – Restatement Effective Date Guarantors
Schedule 1.01 – Existing Letters of Credit
Schedule 2.14(f) - Scheme Reference Numbers and Jurisdictions of Tax Residence
Schedule 5.02(a) – Existing Liens
Schedule 5.02(d) – Existing Debt and Investments

Exhibits
Exhibit A-1    -    Form of Revolving Note
Exhibit A-2    -    Form of Term Note
Exhibit B-1    -    Form of Notice of Borrowing
Exhibit B-2    -     Form of Notice of Continuation/Conversion
Exhibit C     -     Form of Assignment and Assumption
Exhibit D    -     Form of Assumption Agreement
Exhibit E    -     Notice of Account Designation
Exhibit F    -    Notice of Prepayments
Exhibit G    -    Form of Solvency Certificate

THIRD AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT
Dated as of November 24, 2025
Graham Holdings Company, a Delaware corporation (the “Company”), Kaplan U.K. Limited, a private limited company organized under the laws of England and Wales with registered number 04678712, as a Foreign Borrower, the other Foreign Borrowers from time to time party hereto, the Guarantors from time to time party hereto, the banks, financial institutions and other institutional lenders (the “Initial Lenders”) from time to time party hereto, the other Lenders (as hereinafter defined) from time to time party hereto, the Issuing Lenders (as hereinafter defined) from time to time party hereto, and Wells Fargo Bank, National Association (“Wells Fargo Bank”), as administrative agent (the “Administrative Agent”) for the Lenders and the Issuing Lenders, agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01.    Certain Defined Terms. As used in this agreement (this “Agreement”), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Advance” means (a) a Revolving Advance, or (b) the making of the Term Loans by the Term Loan Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Adjusted Eurocurrency Rate” means, as to any Revolving Advance denominated in any applicable Currency not bearing interest based on an RFR (which, as of the Restatement Effective Date, is each Foreign Currency, other than Canadian Dollars, Sterling and Singapore Dollars) for any Interest Period, a rate per annum (rounded upwards, if necessary, to the next 1/10,000 of 1%) determined by the Administrative Agent pursuant to the following formula:

Adjusted Eurocurrency Rate =	Eurocurrency Rate for such Currency for such Interest Period
1.00-Eurocurrency Reserve Percentage
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or executive officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent Parties” has the meaning specified in Section 9.02(d)(ii).
“Announcements” has the meaning specified in Section 1.06.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Company or any of its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Applicable Lending Office” means, (x) with respect to any Lender, the office(s) of such Lender maintaining such Lender’s Advances, which office(s) may include an office of any Affiliate of such Lender or any domestic or foreign branch of such Lender or Affiliate and (y) with respect to any Issuing Lender, the office(s) of such Issuing Lender providing any Letters of Credit hereunder, which office(s) may include an office of any Affiliate of such Issuing Lender or any domestic or foreign branch of such Issuing Lender or Affiliate.
“Applicable Margin” means as of any date,
(a)    in respect of the Term Loans, a percentage per annum equal to (i) for Term SOFR Advances, [reserved], and (ii) for Base Rate Advances, [reserved]; and
(b)    in respect of Revolving Advances, a percentage per annum determined by reference to the Performance Level in effect on such date as set forth below:

Performance Level	Applicable Margin for Eurocurrency Rate Advances and RFR Advances	Applicable Margin for Base Rate Advances
I	1.125%	0.125%
II	1.375%	0.375%

Performance Level	Applicable Margin for Eurocurrency Rate Advances and RFR Advances	Applicable Margin for Base Rate Advances
III	1.625%	0.625%
IV	1.875%	0.875%

The Applicable Margin for Revolving Advances shall be determined and adjusted quarterly on the date that is five Business Days after the day on which the Company provides a compliance certificate pursuant to Section 5.01(i) for the most recently ended fiscal quarter of the Company (each such date, a “Calculation Date”); provided that (a) such Applicable Margin shall be based on Performance Level II until the first Calculation Date occurring after the Restatement Effective Date and, thereafter the Performance Level shall be determined by reference to the Total Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company preceding the applicable Calculation Date, and (b) if the Company fails to provide a compliance certificate when due as required by Section 5.01(i) for the most recently ended fiscal quarter of the Company preceding the applicable Calculation Date, such Applicable Margin from the date on which such compliance certificate was required to have been delivered shall be based on Performance Level IV until such time as such compliance certificate is delivered, at which time the Performance Level shall be determined by reference to the Total Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company preceding such Calculation Date. The applicable Performance Level shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Performance Level shall be applicable to all Revolving Advances then existing or subsequently made or issued.
Notwithstanding the foregoing, in the event that any financial statement or compliance certificate delivered pursuant to Section 5.01(i) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Commitments are in effect, or (iii) any Revolving Advance is outstanding when such inaccuracy is discovered or such financial statement or compliance certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for Revolving Advances for any period (an “Applicable Period”) than the Applicable Margin for Revolving Advances applied for such Applicable Period, then (A) the Company shall promptly deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (B) such Applicable Margin for such Applicable Period shall be determined as if the Total Net Leverage Ratio in the corrected compliance certificate were applicable for such Applicable Period, and (C) the applicable Borrower shall promptly and retroactively be obligated to pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.13. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 2.07 and 6.01 nor any of their other rights under this Agreement or any other Loan Document. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Borrower Obligations for one year after the date of such termination and repayment.

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Performance Level in effect on such date as set forth below:

Performance Level	Applicable Percentage
I	0.150%
II	0.200%
III	0.250%
IV	0.300%

“Applicable Time” means, with respect to any Advance, any Letter of Credit and payments in any Foreign Currency, the local time in the place of settlement for such Foreign Currency as may be determined by the Administrative Agent or the applicable Issuing Lender (with notice to the Administrative Agent), as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.07 (b)(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.
“Assuming Lender” means an Eligible Assignee not previously a Lender that becomes a Lender hereunder pursuant to either Section 2.05(b) or Section 2.17.
“Assumption Agreement” means an agreement in substantially the form of Exhibit D hereto by which an Eligible Assignee agrees to become a Lender hereunder pursuant to either Section 2.05(b) or Section 2.17, in each case agreeing to be bound by all obligations of a Lender hereunder.
“Australian Dollar” means Australian dollar, the lawful currency of Australia.
“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark for any Currency, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.20(c)(iv).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the

United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than 0%.
“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i). All Base Rate Advances shall be denominated in US Dollars.
“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
“BBSY” has the meaning assigned thereto in the definition of “Eurocurrency Rate”.
“Benchmark” means, initially, with respect to any (a) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, US Dollars, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or then-current Benchmark for US Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.20(c)(i), (b) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Canadian Dollars, the Term CORRA Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term CORRA Reference Rate or then-current Benchmark for Canadian Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.20(c)(i), (c) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Sterling or Singapore Dollars, the Daily Simple RFR applicable for such Currency; provided that if a Benchmark Transition Event has occurred with respect to such Daily Simple RFR or the then-current Benchmark for such Currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.20(c)(i) and (d) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, Australian Dollars, EURIBOR or BBSY, respectively; provided that if a Benchmark Transition Event has occurred with respect to EURIBOR or BBSY, as applicable, or the then-current Benchmark for such Currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.20(c)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark for any Currency:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark for any Currency, the occurrence of one or more of the following events with respect to such Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, with respect to any Benchmark for any Currency, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, with respect to any then-current Benchmark for any Currency, the period (if any) (x) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.20(c)(i) and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.20(c)(i).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” has the meaning specified in Section 9.20(b).
“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant UK Borrower within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by the Lender to such UK Borrower and the Administrative Agent. Such scheme reference numbers and jurisdictions of tax residence as of the Restatement Effective Date are listed on Schedule 2.14(f) hereto.
“Borrower Obligations” and “Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Advances, (b) the L/C Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations and monetary obligations owing by the Credit Parties to the Lenders, the Issuing Lenders or the Administrative Agent, in each case under any Loan Document, with respect to any Advance or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Borrowers” means, collectively, the Foreign Borrowers and the Company.
“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the applicable Lenders pursuant to Section 2.01.
“Business Day” means any day that (a) is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed and (b) is not a day on which commercial banks in New York City are closed.
“Canadian Dollars” means Canadian Dollars, the lawful currency of Canada.

“Cash Collateralize” means, to pledge and deposit with, or deliver to the Administrative Agent, or directly to the applicable Issuing Lender (with notice thereof to the Administrative Agent), for the benefit of one or more of the Issuing Lenders or the Lenders, as collateral for L/C Obligations or obligations of the Revolving Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances in the applicable Currency or, if the Administrative Agent and the applicable Issuing Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, such Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Collateralized Letter of Credit” has the meaning assigned thereto in Section 10.12(d).
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables and purchasing cards), electronic funds transfer and other cash management arrangements.
“CFC” means a Person that is a “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code, but only if a “United States person” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) that is a Credit Party or an Affiliate of a Credit Party is, with respect to such Person, a “United States shareholder” (within the meaning of Section 951(b) of the Internal Revenue Code) as described in Section 951(a)(1) of the Internal Revenue Code.
“CFC Holdco” means any Subsidiary all or substantially all of the assets of which consist of the Equity Interest or indebtedness of one or more CFCs (either directly or indirectly through other such Subsidiaries).
“Change in Law” means the occurrence, after the Restatement Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Commitment” means, (a) with respect to any Revolving Lender at any time, (i) the obligation of such Revolving Lender to make Revolving Advances to, and to purchase participations in L/C Obligations for the account of, the Borrowers hereunder in an aggregate principal amount at any time outstanding not to exceed the US Dollar amount set forth opposite such Lender’s name on Schedule I attached hereto and identified as such, (ii) if such Revolving Lender has become a Revolving Lender hereunder pursuant to an Assumption Agreement, the amount set forth as its Commitment in such Assumption Agreement or (iii) if such Revolving Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Revolving Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(c), as such amount may be increased, terminated or reduced, as the case may be, at or prior to such time pursuant to Section 2.05 and (b) as to all Revolving Lenders, the aggregate commitment of all Revolving Lenders to make Revolving Advances, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including Section 2.05). The aggregate amount of the Commitments of all the Revolving Lenders on the Restatement Effective Date is $400,000,000.
“Commitment Date” has the meaning specified in Section 2.05(b)(i).
“Commitment Fee” has the meaning specified in Section 2.04(a).
“Commitment Increase” has the meaning specified in Section 2.05(b)(i).
“Commitment Percentage” means, with respect to any Revolving Lender at any time, the percentage of the total Commitments of all the Revolving Lenders represented by such Revolving Lender’s Commitment. If the Commitments have terminated or expired, the Commitment Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments. The Commitment Percentage of each Lender on the Restatement Effective Date is set forth opposite the name of such Revolving Lender on Schedule I.
“Communications” has the meaning specified in Section 9.02(d)(ii).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Confidential Information” means information that is furnished by or on behalf of the Company to the Administrative Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Administrative Agent or such Lender from a source other than the Company that is not, to the best of the Administrative Agent’s or such Lender’s knowledge, acting in violation of a confidentiality agreement with or for the benefit of the Company.
“Conforming Changes” means, with respect to the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day,” the definition of “Eurocurrency Banking Day”, the definition of “RFR Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.20 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consenting Lender” has the meaning specified in Section 2.17(b).
“Consolidated” refers to the consolidation of accounts in accordance with GAAP.
“Consolidated Assets” means, as of any date of determination, the total consolidated assets of the Company and its Subsidiaries at such date, as determined in accordance with GAAP on a Consolidated basis.
“Consolidated Debt” means, as of any date of determination, the aggregate principal amount of Debt of the Company and its Subsidiaries outstanding as of such date, in the amount that would be required to be reflected on a balance sheet prepared as of such date on a Consolidated basis in accordance with GAAP. Notwithstanding anything to the contrary herein, Consolidated Debt will exclude (a) any Debt (“Refinanced Debt”) outstanding on any determination date which is to be refinanced pursuant to a refinancing permitted under this Agreement with the proceeds (the “Refinancing Proceeds”) of previously incurred refinancing Debt that is included in Consolidated Debt on such date (and such Refinancing Proceeds shall not be included as unrestricted cash for purposes of this Agreement); provided that a notice of redemption of, or an offer to purchase, such Refinanced Debt has been given or made (and, in the case of an offer to purchase, not withdrawn) on or prior to such date, and (b) any Debt consisting of a Floorplan Financing.
“Consolidated EBITDA” means, as of any date of determination, calculated on a Pro Forma Basis for the most recent four consecutive fiscal quarter period ending on or prior to such date, without duplication, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income for such period: (i) Consolidated Interest Expense of the Company and its Subsidiaries for such period, (ii) consolidated tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) of the Company and its Subsidiaries for such period, (iii) depreciation and amortization expense of the Company and its Subsidiaries for such period, (iv) any extraordinary losses or charges of the Company and its Subsidiaries for such period, (v) non-cash charges of the Company and its Subsidiaries for such period (excluding pension plan credits and any pension charges), (vi) non-recurring losses, expenses or charges of the Company and its Subsidiaries for such period, (vii) losses attributable to the early extinguishment of Debt of the Company and its Subsidiaries for such period, (viii) any unrealized losses of the Company and its Subsidiaries for such period attributable to the application of “mark to market” accounting in respect of marketable equity securities and hedging agreements, (ix) losses of the Company and its Subsidiaries from the sale or exchange of assets and (x) the cumulative effect for such period of a change in accounting principles, minus (c) the sum of the following to the extent included in calculating Consolidated Net Income for such period: (i) non-cash charges of the Company and its Subsidiaries for such period previously added back in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period, (ii) any extraordinary gains of the Company and its Subsidiaries for such period, (iii) any non-recurring gains of the Company and its Subsidiaries for such period (including, without limitation, (A) gains from the sale or exchange of assets, (B) gains from early extinguishment of Debt of the Company and its Subsidiaries and (C) income received from joint venture investments to the extent not received in cash of the Company and its Subsidiaries for such period, but excluding pension plan credits and any pension charges), (iv) interest income of the Company and its Subsidiaries for such period, (v) any unrealized gains of the Company and its Subsidiaries for such period attributable to the application of “mark to market” accounting in respect of marketable equity securities and hedging agreements and (vi) the cumulative effect for such period of a change in accounting principles.
“Consolidated Interest Coverage Ratio” means, as of any date of determination, for the Company and its Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated EBITDA for the most recent four consecutive fiscal quarter period ending on or prior to such date, to (b) Consolidated Interest Expense for the most recent four consecutive fiscal quarter period ending on or prior to such date.
“Consolidated Interest Expense” means, as of any date of determination, for the Company and its Subsidiaries on a Consolidated basis and for the most recent four consecutive fiscal quarter period ending on or prior to such date, all interest expense paid or payable in cash (excluding interest expense related to changes in the valuation of any noncontrolling interests, amortization of debt discount and premium and financing fees and expenses, but including the cash interest component under capital leases and synthetic leases).
“Consolidated Net Income” means, as of any date of determination for the most recent four consecutive fiscal quarter period ending on or prior to such date, the net income of the Company and its Subsidiaries on a Consolidated basis for such period, all as determined in accordance with GAAP.
“CORRA” means a rate equal to the Canadian Overnight Repo Rate Average, as administered and published by the CORRA Administrator.
“CORRA Administrator” means the Bank of Canada (or any successor administrator of the Term CORRA Reference Rate).
“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09.
“Covered Entity” has the meaning specified in Section 9.20(b).

“Covered Party” has the meaning specified in Section 9.20(b).

“Credit Parties” means, collectively, the Borrowers and the Guarantors.
“Currencies” means US Dollars and each Foreign Currency, and “Currency” means any of such Currencies.

“Daily Simple RFR” means, for any RFR Rate Day, a rate per annum equal to, for any Borrower Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to:
(a)    Singapore Dollars, the greater of (i) SORA for the day (such day, a “Singapore Dollar RFR Determination Day”) that is five RFR Business Days prior to (A) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (B) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such SORA is published by the SORA Administrator on the SORA Administrator’s Website; provided that if by 5:00 p.m. (Singapore time) on the second RFR Business Day immediately following any Singapore Dollar RFR Determination Day, SORA in respect of such Singapore Dollar RFR Determination Day has not been published on the SORA Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple RFR for Singapore Dollars has not occurred, then SORA for such Singapore Dollar RFR Determination Day will be SORA as published in respect of the first preceding RFR Business Day for which such SORA was published on the SORA Administrator’s Website; provided further that SORA as determined pursuant to this proviso shall be utilized for purposes of calculation of Daily Simple RFR for no more than three consecutive RFR Rate Days and (ii) the Floor; and
(b)    Sterling, the greater of (i) SONIA for the day (such day, a “Sterling RFR Determination Day”) that is five (5) RFR Business Days prior to (I) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (II) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website; provided that if by 5:00 p.m. (London time) on the second (2nd) RFR Business Day immediately following any Sterling RFR Determination Day, SONIA in respect of such Sterling RFR Determination Day has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple RFR for Sterling has not occurred, then SONIA for such Sterling RFR Determination Day will be SONIA as published in respect of the first preceding RFR Business Day for which such SONIA was published on the SONIA Administrator’s Website; provided further that SONIA as determined pursuant to this proviso shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Rate Days and (ii) the Floor.
Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrowers.

“Daily Simple RFR Advance” means an Advance that bears interest at a rate based on Daily Simple RFR.
“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 120 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) subject to Section 1.03, all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all Debt of others referred to in clauses (a) through (f) above or clause (h) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (h) all Debt referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.
“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries.
“Debtor Relief Laws” means the Bankruptcy Code, and all other laws relating to liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, administration, deed of company arrangement, scheme of arrangement or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent or any Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund an Advance hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Laws, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent demonstrable error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Company, each Issuing Lender and each other Lender.
“Default Interest” has the meaning specified in Section 2.07(b).
“Default Right” has the meaning specified in Section 9.20(b).

“Dollar Equivalent” means, subject to Section 1.05, for any amount, at the time of determination thereof, (a) if such amount is expressed in US Dollars, such amount, and (b) if such amount is expressed in a Foreign Currency, the equivalent amount thereof in US Dollars as determined by the Administrative Agent in its sole discretion by reference to the most recent Spot Rate for such Foreign Currency determined as of the most recent Revaluation Date for the purchase of US Dollars with such Foreign Currency.
“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state thereof or under the laws of the District of Columbia.
“Downgrade” means, with respect to any Lender, the lowest rating that has been most recently announced for any class of non-credit enhanced long-term senior unsecured debt issued by such Lender is lower than BBB- by S&P or Baa3 by Moody’s.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee)

having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.
“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Eligible Assignee” means (a) a Lender and any Affiliate of a Lender organized in the United States; (b) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (c) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (d) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands, or a political subdivision of any such country, and having total assets in excess of $5,000,000,000 so long as such bank is acting through a branch or agency located in the United States or in the country in which it is organized or another country that is described in this clause (d); (e) the central bank of any country that is a member of the Organization for Economic Cooperation and Development; and (f) any other Person approved by the Administrative Agent and the Company, on behalf of the Borrowers, such approval not to be unreasonably withheld or delayed; provided, however, that no Borrower nor an Affiliate of any Borrower nor any natural person shall qualify as an Eligible Assignee.
“EMU Legislation” means the legislative measures of the European Council for the introduction of changeover to or operation of a single or unified European currency.
“Engagement Letter” means that certain Engagement Letter, dated as of April 6, 2022, by and among the Company, on behalf of the Borrowers and Wells Fargo Securities, LLC.
“Environmental Action” means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
“Environmental Law” means any applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment or decree relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any and all warrants, rights or options entitling the holder thereof to purchase any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of any Borrower’s controlled group, or under common control with any Borrower, within the meaning of Section 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Sections 302 and 303 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414(b), (c), (m) and (o) of the Internal Revenue Code.
“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.
“Erroneous Payment” has the meaning assigned to such term in Section 7.11(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 7.11(d).
“Erroneous Payment Impacted Class” has the meaning assigned to such term in Section 7.11(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 7.11(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.
“EURIBOR” has the meaning assigned thereto in the definition of “Eurocurrency Rate”.
“Euro” and “€” mean the single currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Euro Unit” means the currency unit of the Euro.
“Eurocurrency Banking Day” means (i) for Borrower Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, a TARGET Day and (ii) for Borrower Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Australian Dollars, any day (other than a Saturday or Sunday) on which banks are open for business in Melbourne; provided, that for purposes of notice requirements in Sections 2.02, 2.06, 2.09, and 2.10, in each case, such day is also a Business Day.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurocurrency Rate” means, for any Eurocurrency Rate Advance for any Interest Period:
(a)    denominated in Euros, the greater of (i) the rate of interest per annum equal to the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute, or a comparable or successor administrator approved by the Administrative Agent, for a period comparable to the applicable Interest Period, at approximately 11:00 a.m. (Brussels time) on the applicable Rate Determination Date and (ii) the Floor;
(b)    denominated in Australian Dollars, the greater of (i) the rate per annum equal to the Bank Bill Swap Reference Bid Rate (“BBSY”) as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time), for a period comparable to the applicable Interest Period, at approximately 10:30 a.m. (Melbourne time) on the applicable Rate Determination Date and (ii) the Floor; and
(c)     denominated in any other Currency (other than a Currency referenced in clauses (a) and (b) above, Canadian Dollars, Sterling or Singapore Dollars) approved by all Lenders, the rate designated with respect to such Currency at the time such currency is approved by the Administrative Agent and the Lenders.
“Eurocurrency Rate Advance” means any Advance bearing interest at a rate based on the Adjusted Eurocurrency Rate other than pursuant to clause (c) of the definition of “Base Rate”.
“Eurocurrency Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the FRB for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of Eurocurrency Liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Advances. The Adjusted Eurocurrency Rate for each outstanding Advance shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.
“Events of Default” has the meaning specified in Section 6.01.
“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party for or the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States Federal withholding Taxes and, with respect to any applicable Foreign Borrower, in the case of a Lender which is not a UK Treaty Lender, withholding Taxes of the United Kingdom, Canada, Australia, Singapore or any other foreign jurisdiction under the laws of which such Foreign Borrower is organized, imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Company under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Advance or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Sections 2.14(d) and 2.14(f), (d) if any Lender is found as the result of a determination (as defined in Section 1313(a) of the Internal Revenue Code) to be a conduit entity participating in a conduit financing arrangement as defined in Treasury Regulations promulgated under Section 7701(l) of the Internal Revenue Code, the excess of the United States Taxes imposed with respect to such Lender over the amount of United States Taxes that would have been imposed with respect to such Lender if such determination had not been made with respect to such Lender and (e) any withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means this Agreement as in effect immediately prior to the Restatement Effective Date.

“Existing Letters of Credit” means those letters of credit existing on the Restatement Effective Date and identified on Schedule 1.01.
“Extended Letter of Credit” has the meaning specified in Section 10.01(b).
“Extension Date” has the meaning specified in Section 2.17(b).
“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Advances made by such Lender then outstanding and (ii) such Lender’s Commitment Percentage of the L/C Obligations then outstanding, or (b) the making of any Advance or participation in any Letter of Credit by such Lender, as the context requires.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (including any amended or successor provisions thereto to the extent substantially comparable thereto), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code (or any amended or successor provisions as described above), and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“FCA” means the Financial Conduct Authority, the regulatory supervisor of “IBA”.
“FCPA” means the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., as of the date of this Agreement (including any amended or successor provisions thereto to the extent substantially comparable thereto) and any current or future regulations or official interpretations thereof.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fixed Incremental Amount” has the meaning specified in the definition of “Incremental Cap”.
“Floor” means a rate of interest equal to 0%.
“Floorplan Financing” means, with respect to a Credit Party or any Subsidiary thereof, any dealership floorplan financing incurred by any such Person with respect to vehicles sold, leased, held for sale or lease or otherwise used by any such Person at any dealership of such Person.

“Foreign Borrower Obligations” means the obligations of each Foreign Borrower hereunder and under the other Loan Documents.
“Foreign Borrowers” means any Subsidiary of the Company organized under the laws of England, Wales, Scotland, Northern Ireland, Canada, Australia, Singapore or any other foreign jurisdiction as approved by each of the Lenders that is joined as a Foreign Borrower pursuant to Section 5.01(j) of this Agreement; provided that, at the election of the Company, any Foreign Borrower may be removed as a Foreign Borrower so long as on the date of such removal, such Foreign Borrower has no outstanding Advances.

“Foreign Currency” means (a) Euros, (b) Sterling, (c) Canadian Dollars, (d) Australian Dollars, (e) Singapore Dollars and (f) such other currencies approved by each of the Lenders.
“Foreign Currency Equivalent” means, subject to Section 1.05, for any amount, at the time of determination thereof, with respect to any amount expressed in US Dollars, the equivalent of such amount thereof in a Foreign Currency as determined by the Administrative Agent in its sole discretion at such time by reference to the most recent Spot Rate (determined as of the most recent Revaluation Date) for the purchase of such Foreign Currency with US Dollars.
“Foreign Lender” has the meaning specified in Section 2.14(d)(i).
“Foreign Subsidiary” means any direct or indirect Subsidiary of the Company that is not a Domestic Subsidiary.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Lender, such Defaulting Lender’s Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender, other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“GAAP” has the meaning specified in Section 1.03.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Graham Interests” means Donald E. Graham and his siblings, their descendants and any relative by marriage of the foregoing, and any trust for the benefit of any of the foregoing whether as an income or residual beneficiary.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Guaranteed Cash Management Agreement” means (a) any Cash Management Agreement in effect on the Restatement Effective Date between or among any Credit Party or any of its Subsidiaries and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined as of the Restatement Effective Date, or (b) any Cash Management Agreement entered into after the Restatement Effective Date between or among any Credit Party or any of its Subsidiaries and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined at the time such Cash Management Agreement is entered into.
“Guaranteed Cash Management Obligations” means all existing or future payment and other obligations owing by any Credit Party or any of its Subsidiaries under any Guaranteed Cash Management Agreement.
“Guaranteed Hedge Agreement” means (a) any Hedge Agreement in effect on the Restatement Effective Date between or among any Credit Party or any of its Subsidiaries and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined as of the Restatement Effective Date, or (b) any Hedge Agreement entered into after the Restatement Effective Date between or among any Credit Party or any of its Subsidiaries and a counterparty that is (i) a Lender, (ii) the Administrative Agent or (iii) an Affiliate of a Lender or the Administrative Agent, in each case as determined at the time such Hedge Agreement is entered into.
“Guaranteed Hedge Obligations” means all existing or future payment and other obligations owing by any Credit Party or any of its Subsidiaries under any Guaranteed Hedge Agreement; provided that the “Guaranteed Hedge Obligations” of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.
“Guaranteed Obligations” means, collectively, (a) the Borrower Obligations, (b) any Guaranteed Hedge Obligations and (c) any Guaranteed Cash Management Obligations.
“Guarantor” means the entities listed on Schedule III attached hereto and each Material Domestic Subsidiary (other than any Subsidiary of a Foreign Subsidiary or any CFC Holdco) as is, or may from time to time become, party to this Agreement.

“Guaranty” means the guaranty of the Guarantors set forth in Article VIII.
“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic under any Environmental Law and any pollutant or contaminant regulated under the Clean Water Act, 33 U.S.C. Sections 1251 et seq., or the Clean Air Act, 42 U.S.C. Sections 7401 et seq.
“Hedge Agreement” means any agreement with respect to (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.
“HMRC DT Treaty Passport Scheme” means the Board of H.M. Revenue and Customs Double Taxation Treaty Passport scheme.
“IBA” means the ICE Benchmark Administration, the administrator of the London interbank offer rate.
“Increase Date” has the meaning specified in Section 2.05(b)(i).
“Increasing Lender” has the meaning specified in Section 2.05(b)(i).
“Incremental Cap” means, as of any date of determination, an amount equal to the sum of:
(a)    $250,000,000 (the “Fixed Incremental Amount”) minus all amounts incurred on or prior to such time in respect of all Incremental Facilities incurred in reliance on the Fixed Incremental Amount; plus
(b)    an unlimited amount so long as, on a Pro Forma Basis after giving effect to the incurrence of such Incremental Facility (assuming the commitments thereunder are fully drawn), the borrowings thereunder and application of proceeds thereof (but without giving effect to any substantially simultaneous incurrence of any Incremental Facility made pursuant to the Fixed Incremental Amount in connection therewith), the Total Net Leverage Ratio does not exceed 3.00:1.00, calculated as of the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(i) (the “Ratio Incremental Amount”).

“Incremental Facility” has the meaning specified in Section 2.05(b).
“Incremental Term Loan Commitment” has the meaning specified in Section 2.05(b).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Initial Issuing Lender” means each of (a) Wells Fargo Bank, National Association, (b) JPMorgan Chase Bank, N.A. and (c) Bank of America, N.A.
“Interest Payment Date” means (a) as to any Base Rate Advance or Daily Simple RFR Advance, the last Business Day of each March, June, September and December and the Termination Date and (b) as to any Eurocurrency Rate Advance, Term CORRA Advance or Term SOFR Advance, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period; provided, that each such three-month interval payment day shall be the immediately succeeding Business Day if such day is not a Business Day, unless such day is not a Business Day but is a day of the relevant month after which no further Business Day occurs in such month, in which case such day shall be the immediately preceding Business Day and the Termination Date.
“Interest Period” means, as to any Eurocurrency Rate Advance, Term CORRA Advance or Term SOFR Advance, the period commencing on the date such Advance is disbursed or converted to or continued as a Eurocurrency Rate Advance, Term CORRA Advance or Term SOFR Advance, as applicable, and ending on the date one, three or (except with respect to any Term CORRA Advance) six months thereafter, in each case as selected by the applicable Borrower in its Notice of Borrowing or notice of Conversion and subject to availability; provided that:
(a)    the Interest Period shall commence on the date of advance of or conversion to any Eurocurrency Rate Advance, Term CORRA Advance or Term SOFR Advance, as applicable, and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
(b)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(c)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(d)    the applicable Borrower may not select any Interest Period that ends after any Termination Date if, after giving effect thereto, the amount of such Borrowing would exceed the

Commitments of Lenders for which a Termination Date prior to the last day of such Interest Period applies; and
(e)    no tenor that has been removed from this definition pursuant to Section 2.20(c)(iv) shall be available for specification in any Notice of Borrowing or notice of Conversion.
“Intermediate Holding Company” means any Wholly-Owned Domestic Subsidiary of the Company that, directly or indirectly, owns 100% of the issued and outstanding Equity Interests of one or more other Wholly-Owned Domestic Subsidiaries of the Company.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Investment” means (a) the purchase or acquisition of Equity Interests in or evidences of indebtedness of or other securities of, or all or substantially all of the assets of, any Person (whether for cash, property, services, assumption of Debt, securities or otherwise), (b) any advance or loan to, any Person or (c) any other capital contribution to or investment in any Person, including, without limitation, any Guarantee of any obligations of such Person.
“ISP” means the International Standby Practices (1998), International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issuing Lender” means (i) with respect to Letters of Credit issued hereunder on or after the Restatement Effective Date (a) the Initial Issuing Lenders and (b) any other Revolving Lender to the extent it has agreed in its sole discretion to act as an “Issuing Lender” hereunder and that has been approved in writing by the Company and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably delayed or withheld) as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit (in each case, through itself or through one of its designated Affiliates or branch offices) and (ii) with respect to the Existing Letters of Credit, (A) JPMorgan Chase Bank, N.A., (B) Bank of America, N.A. and (C) Wells Fargo Bank, National Association, in each case, in its capacity as issuer thereof.
“L/C Commitment” means, as to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit for the account of the Company or one or more of its Subsidiaries from time to time in an aggregate amount equal to (a) for each of the Initial Issuing Lenders, the amount set forth opposite the name of each such Initial Issuing Lender on Schedule I and (b) for any other Issuing Lender becoming an Issuing Lender after the Restatement Effective Date, such amount as separately agreed to in a written agreement between the Company, on behalf of the Credit Parties, and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution), in each case of clauses (a) and (b) above, any such amount may be changed after the Restatement Effective Date in a written agreement between the Company, on behalf of the Credit Parties, and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution); provided (i) notwithstanding the amount of aggregate commitments pursuant to clauses (a) and (b), the amount of Letters of Credit issued hereunder shall not exceed the L/C Sublimit and (ii) that the L/C Commitment with respect to any Person that ceases to be an Issuing Lender for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).
“L/C Facility” means the letter of credit facility established pursuant to Article X.
“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 10.05.
“L/C Participants” means, with respect to any Letter of Credit, the collective reference to all the Lenders other than the applicable Issuing Lender.
“L/C Sublimit” means the lesser of (a) $40,000,000 and (b) the aggregate amount of the Commitments.
“Lenders” means the Revolving Lenders, the Term Loan Lenders, each Assuming Lender that shall become a party hereto pursuant to either Section 2.05(b) or Section 2.17 and each Person that shall become a party hereto pursuant to Section 2.19(b) or Section 9.07.
“Letter of Credit Application” means an application requesting the applicable Issuing Lender to issue a Letter of Credit in the form specified by the applicable Issuing Lender from time to time.
“Letter of Credit Documents” means with respect to any Letter of Credit, such Letter of Credit, the Letter of Credit Application, a letter of credit agreement or reimbursement agreement and any other document, agreement and instrument required by the applicable Issuing Lender and relating to such Letter of Credit, in each case in the form specified by the applicable Issuing Lender from time to time and acceptable to the Company.
“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 10.01 and the Existing Letters of Credit. A Letter of Credit may be issued in US Dollars or in any Foreign Currency.
“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
“Loan Documents” means this Agreement, the Restatement Agreement, the Letter of Credit Documents and the Notes (excluding, for the avoidance of doubt, any Guaranteed Hedge Agreement and any Guaranteed Cash Management Agreement).
“London Banking Day” means any day on which dealings in US Dollar deposits are conducted by and between banks in the London interbank market.

“Margin Stock” has the meaning assigned to such term under Regulation U of the Board of Governors of the Federal Reserve System of the United States as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under this Agreement or any other Loan Document or (c) the ability of any Credit Party to perform its obligations under this Agreement or any other Loan Document.
“Material Contract” means any contract or other arrangement to which the Company or any of its Subsidiaries is a party that is required to be filed with the Securities and Exchange Commission (other than any such contract or other arrangement that is related to employee benefits or compensation).
“Material Debt” has the meaning specified in Section 6.01(d).
“Material Domestic Subsidiary” means, as of any date of determination, any Wholly-Owned Domestic Subsidiary of the Company that, together with its Subsidiaries, (a) generated more than 7.5% of the Consolidated revenues of the Company and its Subsidiaries for the four fiscal quarter period most recently ended on or prior to such date or (b) owns more than 7.5% of the Consolidated Assets as of the last day of the most recently ended fiscal quarter of the Company; provided, however, that any Intermediate Holding Company that would constitute a Material Domestic Subsidiary solely by virtue of holding Equity Interests of one or more Material Domestic Subsidiaries shall not itself constitute a Material Domestic Subsidiary.
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to the Dollar Equivalent of 103% of the Fronting Exposure of each of the Issuing Lenders with respect to Letters of Credit issued by it and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 10.2(b), an amount equal to the Dollar Equivalent of 103% of the aggregate outstanding amount of all L/C Obligations and (c) otherwise, an amount determined by the Administrative Agent and each of the applicable Issuing Lenders that is entitled to Cash Collateral hereunder at such time in their sole discretion.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Credit Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Credit Party or any ERISA Affiliate and at least one Person other than such Credit Party or such ERISA Affiliate or (b) was so maintained and in respect of which such Credit Party or such ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“National Currency Unit” means a fraction or multiple of one Euro Unit expressed in units of the former national currency of a Participating Member State.
“Non-Consenting Lender” means any Lender that (a) does not approve any consent, waiver, amendment, modification or termination that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.2 and (ii) has been approved by the Required Lenders, or (b) does not consent to an extension of the Termination Date or the Term Loan Maturity Date, as applicable, pursuant to Section 2.17.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Guarantor Subsidiary” means any Subsidiary of the Company that is not a Guarantor.
“Non-Recourse Debt” means Debt of the Company or its Subsidiaries incurred (a) as to which neither the Company nor any of its Subsidiaries (i) provides credit support (including any undertaking, agreement or instrument which would constitute Debt), other than as described in clause (b) below, or has given or made other written assurances regarding repayment or the maintenance of capital or liquidity except such assurances as may be approved by the Required Lenders (such approval not to be unreasonably withheld or delayed), (ii) is directly or indirectly liable or (iii) constitutes the lender and (b) the obligees of which will have recourse solely to certain identified assets (the loss of which would not reasonably be expected to have a Material Adverse Effect) for repayment of the principal of and interest on such Debt and any fees, indemnities, expenses, reimbursements or other amounts of whatever nature accrued or payable in connection with such Debt.
“Note” means a Revolving Note or a Term Loan Note.
“Notice of Borrowing” has the meaning specified in Section 2.02(a)(i).
“Notice of Continuation/Conversion” has the meaning specified in Section 2.09.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Documents).
“Other Parties” has the meaning assigned to such term in clause (c) of Section 8.07.
“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment requested by the Company pursuant to Section 2.19(b)).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in US Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent (or to the extent payable to an Issuing Lender, such Issuing Lender with notice to the Administrative Agent) to be customary in the place of disbursement or payment for the settlement of international banking transactions, and (b) with respect to any amount denominated in a Foreign Currency, an overnight rate determined by the Administrative Agent (or to the extent payable to an Issuing Lender, such Issuing Lender with notice to the Administrative Agent) to be customary in the place of disbursement or payment for the settlement of international banking transactions.
“Participant” has the meaning assigned to such term in clause (d) of Section 9.07.
“Participant Register” has the meaning assigned to such term in clause (d) of Section 9.07.
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Payment Recipient” has the meaning assigned to such term in Section 7.11(a).
“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
“Performance Level” means, as of any date of the determination, the level set forth below as then in effect, as determined in accordance with the following provisions of this definition:
Level I:     Total Net Leverage Ratio of less than 1.00 to 1.00.
Level II:     Total Net Leverage Ratio of greater than or equal to 1.00 to 1.00 but less than 2.00 to 1.00.
Level III:     Total Net Leverage Ratio of greater than or equal to 2.00 to 1.00 but less than 3.00 to 1.00.
Level IV:     Total Net Leverage Ratio of greater than or equal to 3.00 to 1.00.
“Periodic Term CORRA Determination Date” has the meaning specified in the definition of “Term CORRA”.
“Permitted Investments” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of A1 (or higher) by S&P or P1 (or higher) by Moody’s;

(c)    investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within 180 days from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e)    “money market funds” that (i) comply with the criteria set forth in Rule 2a-7 of the Investment Company Act, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and
(f)    in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.
“Permitted Liens” means any of the following:
(a)    Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof;
(b)    Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations (other than Debt) that (i) are not overdue for a period of more than 120 days or (ii) are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP;
(c)    pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations;
(d)     Liens securing the performance of or payment in respect of, bids, tenders, government contracts (other than for the repayment of Debt), surety and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business; and
(e)    easements, rights of way and other encumbrances on title to real property that do not materially adversely affect the use of such property for its present purposes.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” means a Single Employer Plan or a Multiple Employer Plan subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Platform” has the meaning specified in Section 9.02(d)(ii).
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Pro Forma Basis” means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four-quarter period (or twelve month period, as applicable) ending as of the most recent quarter end (or month end, as applicable) preceding the date of such transaction.
“Properties” has the meaning ascribed to such term in clause (o) of Section 4.01.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning specified in Section 9.20(b).

“Rate Determination Date” means, with respect to any Interest Period, two Eurocurrency Banking Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in the applicable interbank market, as determined by the Administrative Agent; provided that to the extent that such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).
“Ratio Incremental Amount” has the meaning specified in the definition of “Incremental Cap”.
“Recipient” means (a) the Administrative Agent and (b) any Lender.
“Reimbursement Obligation” means the obligation of the Borrowers to reimburse any Issuing Lender pursuant to Section 10.05 for amounts drawn under Letters of Credit issued by such Issuing Lender.
“Reinstated Letter of Credit” has the meaning specified in Section 10.12(e).
“Register” has the meaning specified in Section 9.07(d).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Borrower Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, US Dollars, the FRB or the Federal Reserve Bank of New York, or a

committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Borrower Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Foreign Currency, (1) the central bank for the Currency in which such Borrower Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Borrower Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.
“Required Lenders” means (a) if there are fewer than three Lenders at such time, all Non-Defaulting Lenders, and (b) if there are three or more Lenders at such time, Lenders having more than 50% of the Unused Commitments and outstanding Advances or, if the Commitments have been terminated, Lenders holding at least a majority of the then aggregate Revolving Credit Exposure and outstanding Term Loans of all Lenders; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Commitments, Revolving Credit Exposure and Term Loans of such Defaulting Lender at such time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restatement Agreement” means that certain Amendment and Restatement Agreement, dated as of the Restatement Effective Date, to the Existing Credit Agreement.
“Restatement Effective Date” means November 24, 2025.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the parent of the Company’s stockholders, partners or members.
“Revaluation Date” means, subject to Section 1.05, (a) with respect to any Advance denominated in a Foreign Currency, each of the following: (i) the date of the borrowing of such Advance (including any borrowing or deemed borrowing in respect of any unreimbursed portion of any payment by the applicable Issuing Lender under any Letter of Credit denominated in a Foreign Currency) but only as to the amounts so borrowed on such date, (ii) each date of a continuation of any Advance pursuant to the terms of this Agreement, but only as to the amounts so continued on such date and (iii) such additional dates as the Administrative Agent shall reasonably determine; and (b) with respect to any Letter of Credit denominated in a Foreign Currency, each of the following: (i) each date of issuance of such Letter of Credit, but only as to the stated amount of the

Letter of Credit so issued on such date, (ii) in the case of all Existing Letters of Credit denominated in Foreign Currencies, the Restatement Effective Date, but only as to such Existing Letters of Credit and (iii) such additional dates as the Administrative Agent shall reasonably determine.
“Revolving Advance” means an advance made by a Revolving Lender to a Borrower in US Dollars or any Foreign Currency as part of a Borrowing pursuant to Section 2.01(a).
“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of its outstanding Revolving Advances and such Revolving Lender’s participation in L/C Obligations at such time.
“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Advances on any date (but, for the avoidance of doubt, not including any Term Loans), the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Advances, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the Dollar Equivalent of the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“Revolving Lender” means any Lender with a Commitment and/or outstanding Revolving Credit Exposure.
“Revolving Note” means a promissory note made by the applicable Borrowers in favor of a Revolving Lender evidencing the portion of the Revolving Advances made by such Revolving Lender, substantially in the form attached as Exhibit A-1, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“RFR” means, for any Borrower Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) US Dollars, SOFR, (b) Canadian Dollars, Term CORRA, (c) Sterling, SONIA and (d) Singapore Dollars, SORA.
“RFR Advance” means a Daily Simple RFR Advance, a Term CORRA Advance or a Term SOFR Advance, as the context may require.
“RFR Business Day” means, for any Borrower Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) US Dollars any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities, (b) Canadian Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in Toronto, (c) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (d) Singapore Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Singapore; provided, that for purposes of notice requirements in Sections 2.02, 2.05, 2.06, 2.09, and 2.10, in each case, such day is also a Business Day.
“RFR Rate Day” means any day pursuant to which any calculation of Daily Simple RFR is made.
“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.
“Sale/Leaseback Transaction” means an arrangement relating to real or tangible personal property owned by the Company or a Subsidiary on the Restatement Effective Date or thereafter acquired by the Company or a Subsidiary whereby the Company or a Subsidiary sells or otherwise transfers such property to a Person and the Company or a Subsidiary thereafter rents or leases it for substantially the same purpose or purposes as the property sold or transferred from such Person.
“Same Day Funds” means (a) with respect to disbursements and payments in US Dollars, immediately available funds, and (b) with respect to disbursements and payments in a Foreign Currency, same day or other funds as may be determined by the Administrative Agent or the applicable Issuing Lender (with notice thereof to the Administrative Agent), as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Foreign Currency.
“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any comprehensive Sanctions (including, as of the Restatement Effective Date, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state or His Majesty’s Treasury, or other relevant sanctions authority, (b) any Person organized or resident in a Sanctioned Country, (c) any Person owned 50% or more , directly or indirectly, or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.
“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the Company or any of its Subsidiaries is located or conducts business, (b) in which any of the proceeds of the Extensions of Credit will be used, or (c) from which repayment of the Extensions of Credit will be derived.
“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” within the meaning of Rule 1-02 of the SEC’s Regulation S-X.

“Singapore Dollar” or “SGD” means the lawful currency of Singapore.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and no Person other than the Borrowers and the ERISA Affiliates or (b) was so maintained and in respect of which any Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“SORA” means a rate equal to the Singapore Overnight Rate Average as administered by the SORA Administrator.
“SORA Administrator” means the Monetary Authority of Singapore (or any successor administrator of the Singapore Overnight Rate Average).
“SORA Administrator’s Website” means the Monetary Authority of Singapore’s website, currently at https://eservices.mas.gov.sg, or any successor source for the Singapore Overnight Rate Average identified as such by the SORA Administrator from time to time.
“Special Notice Currency” means, at any time, a Foreign Currency other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America.
“Spot Rate” means, subject to Section 1.05, for a Currency, the rate provided (either by publication or otherwise provided or made available to the Administrative Agent) by Thomson Reuters Corp. (or equivalent service chosen by the Administrative Agent in its reasonable discretion) as the spot rate for the purchase of such Currency with another currency at a time selected by the Administrative Agent in accordance with the procedures generally used by the Administrative Agent for syndicated credit facilities in which it acts as administrative agent.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Sterling” or “£” means the lawful currency of the United Kingdom.
“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.
“TARGET Day” means any day on which T2 is open for the settlement of payments in Euros.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term CORRA” means, for any calculation with respect to a Term CORRA Advance, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Date”) that is two (2) RFR Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 5:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Date the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding RFR Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such Periodic Term CORRA Determination Date; provided, further, that if Term CORRA determined as provided above shall ever be less than the Floor, then Term CORRA shall be deemed to be the Floor.
“Term CORRA Administrator” means CanDeal Benchmark Administration Services Inc. (“CanDeal”) or, in the reasonable discretion of the Administrative Agent, TSX Inc. or an affiliate of TSX Inc. as the publication source of the CanDeal/TMX Term CORRA benchmark that is administered by CanDeal (or a successor administrator of the Term CORRA Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term CORRA Advance” means an Advance that bears interest at a rate based on Term CORRA.
“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.
“Term Loan Commitment” means (a) as to any Term Loan Lender, such Term Loan Lender’s Incremental Term Loan Commitment, if any, and (b) as to all Term Loan Lenders, the aggregate commitment of all Term Loan Lenders to make such Term Loans. The aggregate Term Loan Commitment of all of the Term Loan Lenders on the Restatement Effective Date is $0.
“Term Loan Lender” means any Lender with a Term Loan Commitment and/or outstanding Term Loans.
“Term Loan Maturity Date” means the first to occur of (a) [reserved], subject to extension thereof pursuant to Section 2.17, and (b) the date of acceleration of the Term Loans pursuant to Section 6.01; provided, however, that the Term Loan Maturity Date of any Term Loan Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.17 shall be the Term Loan Maturity Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.
“Term Loan Note” means a promissory note made by the applicable Borrowers in favor of a Term Loan Lender evidencing the portion of the Term Loans made by such Term Loan Lender, substantially in the form attached as Exhibit A-2, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Term Loan Percentage” means, with respect to any Term Loan Lender at any time, the percentage of the total outstanding principal balance of the Term Loans represented by the outstanding principal balance of such Term Loan Lender’s Term Loans.
“Term Loans” means incremental term loans made pursuant to Section 2.05(b). The aggregate amount of Term Loans of all of the Term Loan Lenders on the Restatement Effective Date is $0.
“Term SOFR” means,
(a)    for any calculation with respect to a Term SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) RFR Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding RFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such Periodic Term SOFR Determination Day, and

(b)    for any calculation with respect to a Base Rate Advance on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) RFR Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding RFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such Base Rate SOFR Determination Day;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Advance” means any Advance that bears interest at a rate based on Term SOFR other than pursuant to clause (c) of the definition of “Base Rate”.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Date” means the earlier of (a) November 24, 2030, subject to the extension thereof pursuant to Section 2.17 and (b) the date of termination of all of the Commitments pursuant to Section 2.05 or 6.01; provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.17 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.
“Total Net Leverage Ratio” means, as of any date of determination, for the Company and its Subsidiaries on a Consolidated basis, the ratio of (a) (i) Consolidated Debt as of such date less (ii) (x) if the aggregate amount of unrestricted cash and cash equivalents of the Company and its Subsidiaries on such date is less than or equal to $150,000,000, 100% of the aggregate amount of unrestricted cash and cash equivalents of the Company and its Subsidiaries and (y) if the aggregate amount of unrestricted cash and cash equivalents of the Company and its Subsidiaries on such date is greater than $150,000,000, an aggregate amount of unrestricted cash and cash equivalents of the Company and its Subsidiaries not to exceed the greater of (I) $150,000,000 and (II) 100% of the unrestricted cash and cash equivalents of the Company and its Subsidiaries held in accounts in the United States on such date to (b) Consolidated EBITDA for the most recent period of four consecutive quarters ending on or prior to such date.
“Trading with the Enemy Act” has the meaning assigned to such term in clause (l) of Section 4.01.
“Tranche” means a category of Commitments, Term Loan Commitments and any Extensions of Credit thereunder.
“Type”, means, when used in reference to any Advance or Borrowing, refers to whether the rate of interest on such Advance, or on the Advances comprising such Borrowing, is determined by reference to the Base Rate or the Eurocurrency Rate, or that such Advance is a Daily Simple RFR Advance, a Term CORRA Advance or a Term SOFR Advance.
“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).
“UK Borrower” means any Foreign Borrower (i) that is organized or formed under the laws of the United Kingdom or (ii) payments from which under this Agreement or any other Loan Document are subject to withholding Taxes imposed by the laws of the United Kingdom.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“UK Treaty” means a double taxation agreement with the United Kingdom which makes provision for full exemption or relief from or reduction in the rate of tax imposed by the United Kingdom on interest.
“UK Treaty Lender” means a Lender which (i) is treated as a resident of a UK Treaty State for the purposes of such UK Treaty, (ii) does not carry on a business in the United Kingdom through a permanent establishment with which such Lender’s participation in the applicable Advance is effectively connected and (iii) meets all requirements in the relevant UK Treaty for full exemption or relief from or reduction in the rate of tax imposed by the United Kingdom on interest assuming the completion of any procedural process.
“UK Treaty State” means a jurisdiction having a UK Treaty.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States” means the United States of America.
“Unused Commitment” means, with respect to any Revolving Lender at any time, (a) such Revolving Lender’s Commitment in US Dollars at such time minus (b) the Dollar Equivalent of the aggregate principal amount of Revolving Credit Exposure of such Revolving Lender outstanding at such time.
“US Dollars” and “$” means lawful money of the United States.
“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of not less than a majority of the directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Company and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Company and/or one or more of its Wholly-Owned Subsidiaries).
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02.    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
SECTION 1.03.    Accounting Terms. All terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles (“GAAP”), as in effect from time to time; provided, however, that if the Company notifies the Administrative Agent that the Borrowers wish to amend any provision hereof to eliminate the effect of any change in GAAP or the application thereof occurring after the date of this Agreement on the operation of such provision, or if the Administrative Agent notifies the Company that the Required Lenders wish to amend any provision hereof for such purpose, then the Borrowers’ compliance with such provision shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP or the application thereof became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Company and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of FASB ASC 842 to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015.
SECTION 1.04.    Guarantees. Unless otherwise specified, the amount of any Guarantee shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee.
SECTION 1.05.    Redenominations of Certain Foreign Currencies and Computation of US Dollar Amounts; Exchange Rates; Currency Equivalents; Daily Simple RFR Advances.
(a)    Each obligation of each Borrower to make a payment denominated in the National Currency Unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London or applicable offshore interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Advance in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Advance, at the end of the then current Interest Period.
(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent and the Company may from time to time agree to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)    The Administrative Agent shall determine the Dollar Equivalent amount of each Extension of Credit denominated in a Foreign Currency. Such Dollar Equivalent shall become effective as of the Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Currency (other than US Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.
(d)    Wherever in this Agreement, in connection with any Revolving Advance, any conversion, continuation or prepayment of a Revolving Advance or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in US Dollars, but such Revolving Advance or such Letter of Credit is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such US Dollar amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as reasonably determined by the Administrative Agent.
(e)    Wherever in this Agreement an amount is expressed in US Dollars, it shall be deemed to refer to the Dollar Equivalent or Foreign Currency Equivalent thereof, as applicable.
(f)    Determinations by the Administrative Agent pursuant to this Section 1.05 shall be conclusive absent demonstrable error.
(g)    Subject to the provisions of Section 9.16, each provision in this Agreement relating to payments to be made by any Borrower on account of principal and interest which requires payment in US Dollars, shall be deemed to mean (i) in the case of Advances, Letters of Credit or other amounts denominated in US Dollars, payment in US Dollars, and (ii) in the case of Advances, Letters of Credit or other amounts denominated in a Foreign Currency, payment in such Foreign Currency.
(h)    Notwithstanding the foregoing provisions of this Section 1.05 or any other provision of this Agreement, each Issuing Lender may compute the Dollar Equivalent of the maximum amount of each applicable Letter of Credit issued by such Issuing Lender by reference to exchange rates determined using any reasonable method customarily employed by such Issuing Lender for such purpose.
(i)    Notwithstanding the foregoing provisions of this Section 1.05 or any other provision of this Agreement, in connection with any Daily Simple RFR Advance in a Foreign Currency for a particular Borrower, the Spot Rate on each date of borrowing by such Borrower shall be the Spot Rate in effect as of the Revaluation Date applicable to the first borrowing of any such Daily Simple RFR Advance by such Borrower in such Foreign Currency (or, if applicable, any later Revaluation Date pursuant to clause (a)(iii) of the definition of “Revaluation Date”).
SECTION 1.06.    Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Term SOFR, the Term CORRA Reference Rate, Term CORRA, any Daily Simple RFR, the Eurocurrency Rate, the Adjusted Eurocurrency Rate or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.20(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR, the Term CORRA Reference Rate, Term CORRA, any Daily Simple RFR, the Eurocurrency Rate, the Adjusted Eurocurrency Rate, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.07.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 1.08.    Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.09.    References to Agreements and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including Anti-Corruption Laws, Anti-Money Laundering Laws, the Bankruptcy Code, the Internal Revenue Code, the Commodity Exchange Act, ERISA, the PATRIOT Act, the Trading with the Enemy Act or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES
SECTION 2.01.    The Advances.
(a)    Revolving Advances.    Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Revolving Lender severally agrees to make Revolving Advances to the Borrowers (including the Company) in US Dollars and Foreign Currencies from time to time from the Restatement Effective Date through, but not including, the Termination Date as requested by the Company, on behalf of one or more Borrowers, in accordance with the terms of Section 2.02; provided, that (i) after giving effect to any amount requested, (A) the Dollar Equivalent of the Revolving Credit Outstandings shall not exceed the aggregate Commitments and (B) the Dollar Equivalent of the Revolving Credit Exposure of each Revolving Lender shall not at any time exceed such Revolving Lender’s Commitment and (ii) a Revolving Lender may designate an Applicable Lending Office as a lender of all or a portion of its Commitment under this Agreement. Subject to the terms and conditions hereof, the Borrowers may borrow, repay and reborrow Revolving Advances hereunder until the Termination Date. Each Revolving Advance shall be comprised entirely of (i) in the case of a Revolving Advance denominated in Euros or other Currencies (other than US Dollars, Canadian Dollars, Sterling or Singapore Dollars), Eurocurrency Rate Advances, (ii) in the case of a Revolving Advance denominated in Canadian Dollars, Term CORRA Advances, (iii) in the case of a Revolving Advance denominated in Sterling, Daily Simple RFR Advances, (iv) in the case of a Revolving Advance denominated in Singapore Dollars, Daily Simple RFR Advances and (v) in the case of a Revolving Advance denominated in US Dollars, (A) Base Rate Advances or (B) Term SOFR

Advances, each as further provided herein, in each case as the Company, on behalf of one or more Borrowers, may request in accordance therewith.
(b)    Term Loans.    [Reserved].
(c)    Notwithstanding any provision in the Loan Documents to the contrary, no Foreign Borrower or other Foreign Subsidiary shall be liable for Advances made to the Company or other Borrower Obligations of the Company.
SECTION 2.02.    Making the Advances.
(a)    The Company, on behalf of one or more Borrowers in the case of an Advance, shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B-1 (a “Notice of Borrowing”) not later than 11:00 a.m. (New York City time) in the case of any Advance denominated in US Dollars and not later than the Applicable Time specified by the Administrative Agent in the case of any Advance denominated in a Foreign Currency (i) on (x) the same Business Day as each Base Rate Advance to the Company that will be funded in the United States and (y) the date that is at least two Business Days before each other Base Rate Advance (including any Base Rate Advance to a Foreign Borrower) and (ii)(A) in the case of a Term SOFR Advance, at least two RFR Business Days before such Term SOFR Advance, (B) in the case of a Term CORRA Advance, at least three RFR Business Days before such Term CORRA Advance, (C) in the case of an RFR Advance denominated in any Foreign Currency (other than a Term CORRA Advance), at least five RFR Business Days before such RFR Advance, and (D) in the case of a Eurocurrency Rate Advance denominated in any Foreign Currency, at least four Eurocurrency Banking Days before such Eurocurrency Rate Advance (or five Eurocurrency Banking Days in the case of a Special Notice Currency), of its intention to borrow, specifying (I) the date of such Borrowing, which shall be a Business Day, (II)  the amount of such Borrowing, which shall be, (x) with respect to Base Rate Advances, in an aggregate principal amount of $3,000,000 or a Foreign Currency Equivalent thereof or a whole multiple of $1,000,000 or a Foreign Currency Equivalent thereof in excess thereof and (y) with respect to Eurocurrency Rate Advances and RFR Advances, in an aggregate principal amount of $5,000,000 or a Foreign Currency Equivalent thereof or a whole multiple of $1,000,000 or a Foreign Currency Equivalent thereof in excess thereof, (III) whether the Advances are to be Eurocurrency Rate Advances, Daily Simple RFR Advances, Term SOFR Advances, Term CORRA Advances or Base Rate Advances, (IV) the Currency of such Advances, (V) in the case of a Eurocurrency Rate Advance, a Term CORRA Advance or a Term SOFR Advance, the duration of the Interest Period applicable thereto and (VI) the applicable Borrower. If the Company fails to specify the Currency of an Advance in a Notice of Borrowing, then the applicable Advances shall be made in US Dollars. In connection with an Advance denominated in US Dollars, if the Company fails to specify a type of Advance in a Notice of Borrowing, then the applicable Advances shall be made as Base Rate Advances. If the Company fails to specify a Borrower, the Borrower shall be the Company. If the Company requests a Borrowing of a Eurocurrency Rate Advance, a Term CORRA Advance or a Term SOFR Advance in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. A Notice of Borrowing received after 11:00 a.m. (New York City time) shall be deemed received on the next Business Day, RFR Business Day or

Eurocurrency Banking Day, as applicable. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.
(b)    Not later than 1:00 p.m. (New York City time), in the case of any Advance denominated in US Dollars and not later than the Applicable Time specified by the Administrative Agent in the case of any Advance denominated in a Foreign Currency, in each case on the proposed borrowing date, each Lender will make available to the Administrative Agent, for the account of the applicable Borrower, at the office of the Administrative Agent in Same Day Funds in the applicable currency of such Borrowing immediately available to the Administrative Agent, such Lender’s ratable portion of such Borrowing. Each Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each Borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the applicable Borrower identified in the most recent notice substantially in the form attached as Exhibit E (a “Notice of Account Designation”) delivered by each Borrower to the Administrative Agent or as may be otherwise agreed upon by such Borrower and the Administrative Agent from time to time. The Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Borrowing requested pursuant to this Section to the extent that any Lender has not made available to the Administrative Agent its ratable portion of such Borrowing.
SECTION 2.03.    [Reserved].
SECTION 2.04.    Fees.
(a)    Commitment Fee. Commencing on the Restatement Effective Date, the Company agrees to pay to the Administrative Agent in US Dollars, for the account of the Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the Applicable Percentage in effect from time to time on the average daily Unused Commitments of the Lenders (other than the Defaulting Lenders, if any). The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing June 30, 2022, and ending on the date upon which all Commitments have been terminated.
(b)    Other Fees. The Company shall pay to the Administrative Agent for its account fees in the amounts and at the times specified in the Engagement Letter.
SECTION 2.05.    Termination, Reduction or Increase of the Commitments; Incremental Facilities.
(a)    Optional Termination or Reduction. The Borrowers shall have the right, upon at least three Business Days’ notice by the Company to the Administrative Agent, to terminate in whole or reduce ratably in part the Unused Commitments, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000, in excess thereof, provided, further, that a notice of termination delivered by the Company may state that such notice is conditioned upon the consummation of another transaction, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The aggregate amount of the Commitments of any

Tranche once reduced as provided in this Section 2.05(a), may not be reinstated, except as provided in Section 2.05(b) below.
(b)    Incremental Facilities. The Company, on behalf of the Borrowers, may at any time, by notice to the Administrative Agent, propose that the aggregate amount of the Commitments or Term Loan Commitments of any Tranche be increased (such aggregate amount being, a “Commitment Increase”) or that a new Tranche of term loans be established (an “Incremental Term Loan Commitment”, and together with a Commitment Increase, each an “Incremental Facility”), effective as at a date prior to the date of the termination of all of the Commitments or Term Loan Commitments, as applicable, of such Tranche (as such date may be changed by the Company by notice to the Administrative Agent, an “Increase Date”) as to which agreement is to be reached by an earlier date specified in such notice (as such date may be changed by the Company by notice to the Administrative Agent, a “Commitment Date”); provided, however, that (A) the minimum proposed Incremental Facility per notice shall be $25,000,000 (or such lesser amount as the Administrative Agent may agree), (B) in no event shall the aggregate amount of the Incremental Facilities exceed the Incremental Cap and (C) no Default or Event of Default shall have occurred and be continuing on such Increase Date. The Administrative Agent shall notify the Lenders thereof promptly upon its receipt of any such notice. The Administrative Agent agrees that it will cooperate with the Borrowers in discussions with the Lenders and other Eligible Assignees with a view to arranging the proposed Incremental Facility through the increase of the Commitments or Term Loan Commitments, as applicable, or the establishment of an Incremental Term Loan Commitment of one or more of the applicable Lenders (each such Lender that is willing to increase its Commitment or Term Loan Commitment, as applicable, or provide a portion of such Incremental Term Loan Commitment hereunder being an “Increasing Lender”) and the addition of one or more other Eligible Assignees as Assuming Lenders and as parties to this Agreement; provided, however, that it shall be in each Lender’s sole discretion whether to increase its Commitment or Term Loan Commitment, as applicable, or provide a portion of such Incremental Term Loan Commitment hereunder in connection with the proposed Incremental Facility; and provided further that the minimum Commitment, Term Loan Commitment or Incremental Term Loan Commitment, as applicable, of each such Assuming Lender that becomes a party to this Agreement pursuant to this Section 2.05(b), shall be at least equal to $10,000,000 (or such lesser amount as the Administrative Agent may agree). If any of the Lenders agree to increase their respective Commitments or Term Loan Commitments, as applicable, or provide an Incremental Term Loan Commitment by an aggregate amount in excess of the proposed Incremental Facility, the proposed Incremental Facility shall be allocated among such Lenders in proportion to their respective Commitments or Term Loan Commitments, as applicable, immediately prior to the Incremental Facility. If agreement is reached on or prior to the applicable Commitment Date with any Increasing Lenders and Assuming Lenders as to an Incremental Facility (which may be less than but not greater than specified in the applicable notice from the Company), such agreement to be evidenced by a notice in reasonable detail from the Company to the Administrative Agent on or prior to the applicable Commitment Date, such Assuming Lenders, if any, shall become Lenders hereunder as of the applicable Incremental Facility and the Commitments, Term Loan Commitments or Incremental Term Loan Commitments of such Increasing Lenders and such Assuming Lenders shall become or be, as the case may be, as of the Increase Date, the amounts specified in such notice; provided that:

(1)    the Administrative Agent shall have received (with copies for each Lender, including each such Assuming Lender) by no later than 10:00 A.M. (New York City time) on the applicable Increase Date (1) certified copies of resolutions of the board of directors (or equivalent governing body) of the Borrowers approving the Incremental Facility and (2) an opinion of counsel for the Borrowers, in form and substance reasonably satisfactory to the Administrative Agent;
(2)    each such Assuming Lender shall have delivered to the Administrative Agent, by no later than 10:00 A.M. (New York City time) on such Increase Date, an appropriate Assumption Agreement in substantially the form of Exhibit D hereto, duly executed by such Assuming Lender and the Company, on behalf of the Borrowers;
(3)    each such Increasing Lender shall have delivered to the Administrative Agent, by no later than 10:00 A.M. (New York City time) on such Increase Date, (A) its existing Note, if any, and (B) confirmation in writing satisfactory to the Administrative Agent as to its increased Commitment or Term Loan Commitment or its Incremental Term Loan Commitment;
(4)    the proceeds of any Incremental Facility shall be used for general corporate purposes of the Company and its Subsidiaries;
(5)    each Incremental Facility (and the loans made thereunder) shall constitute obligations of the Borrowers and shall be guaranteed with the other Extensions of Credit and Guaranteed Obligations on a pari passu basis as set forth in Article VIII;
(6)    the Company shall be in pro forma compliance with each of the financial covenants set forth in Section 5.03, both before and after giving effect (on a Pro Forma Basis) to any Incremental Facility;
(7)    all terms and conditions applicable to any Incremental Facility with respect to an incremental term loan shall be reasonably satisfactory to the Administrative Agent and the Company; and
(8)    any Incremental Facility with respect to a revolving credit facility increase shall be subject to the same terms and conditions as the existing Revolving Advances but shall bear interest and be entitled to fees, in each case at a rate determined by the applicable Increasing Lenders and the Company;
In the event that the Administrative Agent shall have received notice from the Company as to its agreement to an Incremental Facility on or prior to the applicable Commitment Date and each of the actions provided for in clauses (1) through (3) above shall have occurred prior to 10:00 A.M. (New York City time) on the applicable Increase Date to the reasonable satisfaction of the Administrative Agent, the Administrative Agent shall notify the Lenders (including any Assuming Lenders) and the Company of the occurrence of such Incremental Facility by telephone, confirmed at once in writing, or telecopier, and in any event no later than 1:00 P.M. (New York City time) on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and Assuming Lender. Each Increasing Lender and each

Assuming Lender shall, to the extent applicable, before 2:00 P.M. (New York City time) on the applicable Increase Date, purchase at par that portion of outstanding Revolving Advances and L/C Obligations of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Revolving Advances to be funded and L/C Obligations held pro rata by the Lenders in accordance with the Revolving Commitments.
(c)    In the event that the Administrative Agent shall not have received notice from the Company as to such agreement on or prior to the applicable Commitment Date or the Company shall, by notice to the Administrative Agent prior to the applicable Increase Date, withdraw its proposal for an Incremental Facility or any of the actions provided for above in clauses (b)(1) through (b)(3) shall not have occurred by 10:00 A.M. (New York City time) on such Increase Date, such proposal by the Company shall be deemed not to have been made. In such event, any actions theretofore taken under clauses (b)(1) through (b)(3) above shall be deemed to be of no effect and all the rights and obligations of the parties shall continue as if no such proposal had been made.
(d)    Notwithstanding anything to the contrary set forth in Section 9.01, the Company, on behalf of the Borrowers, the Administrative Agent, each Increasing Lender and each Assuming Lender may enter into amendments to this Agreement (without the consent of any other Lender) to implement and effect any Commitment Increase complying with the above provisions and each Lender hereto agrees to the foregoing.
SECTION 2.06.    Repayment of Revolving Advances. The Borrowers shall repay the outstanding principal amount of all Revolving Advances in full on the Termination Date in the Currencies in which such Advances are denominated, together with all accrued but unpaid interest thereon and other amounts payable with respect to such Advances. If at any time the Dollar Equivalent of Revolving Credit Outstandings exceed the aggregate Commitments (other than as a result of changes in the Spot Rate), the Company agrees to repay promptly upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied, first, to the principal amount of outstanding Revolving Advances and second, to Cash Collateralize Letters of Credit then outstanding, in an amount necessary to eliminate such excess.
SECTION 2.07.    Interest on Advances. (a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance to it owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(i)    Base Rate Advances. During such periods as an Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full; or
(ii)    Other Advances. During such periods as an Advance is (A) a Daily Simple RFR Advance denominated in Sterling, a rate per annum equal at all times to the sum of (x) Daily Simple RFR plus (y) the Applicable Margin, (B) a Daily Simple RFR Advance denominated in a Foreign Currency (other than Sterling), a rate per annum equal at all times to the sum of (x) Daily Simple RFR plus (y) the Applicable Margin, (C) a Term SOFR Advance, a rate per annum equal at all times to the sum of (x) Term SOFR plus (y) the Applicable Margin, (D) a Term CORRA Advance, a rate per annum equal at all times to the sum of (x) Term CORRA plus (y) the Applicable Margin, and (D) Eurocurrency Rate Advances, a rate per annum equal at all times to the sum of (x) the applicable Adjusted Eurocurrency Rate plus (y) the Applicable Margin, payable in arrears on the Interest Payment Date and on the date such Advance shall be Converted or paid in full.
Notwithstanding anything in this Agreement (including this Section 2.07) to the contrary, with respect to any Advance denominated in US Dollars as of the Restatement Effective Date, (A) the interest rate with respect to such Advance shall continue to be determined in accordance with the terms of this Agreement immediately prior to the Restatement Effective Date through and until the last day of the current Interest Period with respect to such Advance and (B) after the termination of such current Interest Period with respect to such Advance, the interest rate for such Advance will thereafter be determined in accordance with the current terms of this Agreement.
(b)    Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Administrative Agent may, and upon the request of the Required Lenders shall, require each applicable Borrower to pay interest (“Default Interest”) on (i) overdue principal of each Advance made to it, or such other Borrower Obligations (including L/C Obligations) arising hereunder or under any other Loan Document, owing to each Lender and Issuing Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above (or, with respect to such other Borrower Obligations, on the dates and at the rate per annum required to be paid with respect on Base Rate Advances pursuant to clause (a)(i) above) and (ii) to the fullest extent permitted by law, the amount of any overdue interest, Letter of Credit commission, fee or other amount payable hereunder with respect to Advances made to it, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.
(c)    Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the applicable Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Borrower Obligations. It is the intent hereof that the Borrowers not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrowers under Applicable Law.

(d)    Interest Act (Canada). For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.
SECTION 2.08.    Repayment of Loans.
(a)    Term Loans. [Reserved].
(b)    Mandatory Prepayment of Loans. The Company shall make mandatory principal prepayments of the Advances in the manner set forth in clause (c) below in an amount equal to one hundred percent (100%) of the aggregate net proceeds from any Debt Issuance other than any Debt Issuance permitted by Section 5.02(d). Such prepayment shall be made within three (3) Business Days after the date of receipt of the net proceeds of any such Debt Issuance.
(c)    Notice; Manner of Payment. Upon the occurrence of any event triggering the prepayment requirement under paragraph (b) above, the Company shall promptly deliver notice thereof to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Each prepayment of the Loans under this Section shall be applied as follows: first, ratably to any Term Loans to reduce on a pro rata basis the remaining scheduled principal installments of any Term Loans and (ii) second, to the extent of any excess, to reduce the Revolving Advances without a corresponding reduction in the Commitments.
(i)    No Reborrowings. Amounts prepaid under the Term Loans pursuant to this Section may not be reborrowed.
SECTION 2.09.    Optional Conversion of Advances. The Company may, on behalf of one or more Borrowers, upon notice in substantially the form of Exhibit B-2 hereto (or such other form as shall be reasonably acceptable to the Administrative Agent) (a “Notice of Continuation/Conversion”) given to the Administrative Agent not later than 11:00 A.M. (New York City time) (i) in the case of an Advance denominated in US Dollars that is to be a Term SOFR Advance, at least two RFR Business Days before the day on which a proposed conversion or continuation of such Advance is to be effective, (ii) in the case of an Advance denominated in Canadian Dollars that is to be a Term CORRA Advance, at least three RFR Business Days before the day on which a proposed conversion or continuation of such Advance is to be effective, (iii) in the case of an Advance denominated in any Foreign Currency (other than Canadian Dollars) that is to be an RFR Advance, at least five RFR Business Days before the day on which a proposed conversion or continuation of such Advance is to be effective, and (iv) in the case of an Advance denominated in any Foreign Currency that is to be a Eurocurrency Rate Advance, at least four (4) Eurocurrency Banking Days (or five (5) Eurocurrency Banking Days in the case of a Special Notice Currency) before the day on which a proposed conversion or continuation of such Advance is to be effective, in each case, specifying (A) the Advances to be converted or continued, and, in the case of any Eurocurrency Rate Advance, Term CORRA Advance or Term SOFR Advance to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount and Currency of such Advances to be converted or continued, and (D) in the case of any Eurocurrency Rate Advance, Term CORRA Advance or Term SOFR Advance, the Interest Period to be applicable to such converted or continued Eurocurrency Rate Advance, Term CORRA Advance or Term SOFR Advance; provided, however, that any Conversion of Base Rate Advances into Eurocurrency Rate Advances or RFR Advances shall be in an amount not less than the minimum amount specified in Section 2.02(a). If a Borrower fails to deliver a timely Notice of Conversion/Continuation with respect to a Daily Simple RFR Advance prior to the Interest Payment Date therefor, then, unless such RFR Advance is repaid as provided herein, the applicable Borrower shall be deemed to have selected that such RFR Advance shall automatically be converted to a Base Rate Advance denominated in US Dollars (in an amount equal to the Dollar Equivalent of the applicable Foreign Currency, if applicable) as of such Interest Payment Date. If a Borrower fails to deliver a timely Notice of Conversion/Continuation with respect to a Eurocurrency Rate Advance, Term CORRA Advance or a Term SOFR Advance prior to the end of the Interest Period therefor, then, unless such Eurocurrency Rate Advance, Term CORRA Advance or Term SOFR Advance, as applicable, is repaid as provided herein, the applicable Borrower shall be deemed to have selected that such Eurocurrency Rate Advance, Term CORRA Advance or Term SOFR Advance, as applicable, shall automatically be converted to a Base Rate Advance denominated in US Dollars (in an amount equal to the Dollar Equivalent of the applicable Foreign Currency) at the end of such Interest Period. If a Borrower requests a conversion to, or continuation of, a Eurocurrency Rate Advance, Term CORRA Advance or a Term SOFR Advance, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Each Notice of Continuation/Conversion shall be irrevocable and binding on the Company and the applicable Borrower.
SECTION 2.10.    Optional Prepayment of Advances. (a) Each Borrower may at any time and from time to time prepay Advances, in whole or in part, with irrevocable prior written notice to the Administrative Agent from the Company substantially in the form attached as Exhibit F hereto (a “Notice of Prepayment”) given not later than 11:00 a.m., in the case of any Advance denominated in US Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Advance denominated in a Foreign Currency (i) on the same Business Day as such prepayment is to occur, with respect to a Base Rate Advance and (ii)(A) in the case of a Term SOFR Advance, at least two RFR Business Days before prepayment of such Term SOFR Advance, (B) in the case of Term CORRA Advance, at least three RFR Business Days before prepayment of such Term CORRA Advance, (C) in the case of an RFR Advance denominated in any Foreign Currency (other than a Term CORRA Advance), at least five RFR Business Days before prepayment of such RFR Advance, and (D) in the case of a Eurocurrency Rate Advance denominated in any Foreign Currency, at least four Eurocurrency Banking Days before prepayment of such Eurocurrency Rate Advance (or five Eurocurrency Banking Days in the case of a prepayment of Eurocurrency Rate Advances denominated in a Special Notice Currency), specifying the date and amount of prepayment and whether the prepayment is of Eurocurrency Rate Advances, Daily Simple RFR Advances, Term SOFR Advances, Term CORRA Advances, Base Rate Advances, or a combination thereof, and, if of a combination thereof, the amount allocable to each. Prior to any prepayment of Advances the Company shall select the Borrowing or Borrowings to be prepaid and shall specify such selection, including the relevant Tranche, in the Notice of Prepayment. Upon receipt of such notice, the Administrative Agent shall promptly notify each

Lender of the Tranche being prepaid. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice; provided, that, if a Notice of Prepayment is given in connection with a conditional notice of termination of Commitments as contemplated by Section 2.05(a), then such Notice of Prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.05(a) and the applicable Borrower shall remain liable for any amounts in respect of such proposed prepayment as provided in Section 9.04. Partial prepayments shall be in an aggregate amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Advances, $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Eurocurrency Rate Advances and RFR Advances. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day, Eurocurrency Banking Day or RFR Business Day, as applicable. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 9.04(c). No Borrower may prepay any Eurocurrency Rate Advance, Term CORRA Advance or Term SOFR Advance on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 9.04(c). No repayment or prepayment of the Advances pursuant to this Section shall affect any of the Company’s obligations under any Hedge Agreement entered into with respect to the Advances.
(b)    Any prepayment of Term Loans pursuant to Section 2.10(a) shall be applied to reduce the subsequent scheduled repayments of Term Loans to be made pursuant to Section 2.08(a) as directed by the Company (and in the absence of any such direction shall be applied in direct order of maturity).
SECTION 2.11.    Increased Costs
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurocurrency Rate) or any Issuing Lender;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or any Issuing Lender or (with respect to Eurocurrency Rate Advances) the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, any Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Lender or other Recipient, the Company shall promptly pay to any such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any Applicable Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Company shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender, an Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Company, shall be conclusive absent manifest error. The Company shall pay such Lender or such Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Request. Failure or delay on the part of any Lender, any Issuing Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, such Issuing Lender’s or such other Recipient’s right to demand such compensation; provided that the Company shall not be required to compensate any Lender, any Issuing Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender, such Issuing Lender or such other Recipient, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s, such Issuing Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Survival. All of the obligations of the Credit Parties under this Section 2.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 2.12.    [Reserved].
SECTION 2.13.    Payments and Computations. (a) Each Borrower shall make each payment required to be made by it hereunder and under any other Loan Documents not later than 12:00 noon (New York City time) on the day when due in US Dollars to the Administrative Agent at its offices at 1525 W. W.T. Harris Blvd., 1st Floor, Charlotte, NC 28262-8522 in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 9.04(c)) to the applicable Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under any other Loan Documents in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. Upon any Assuming Lender becoming a Lender hereunder as a result of the effectiveness of a Commitment Increase pursuant to Section 2.05(b) or an extension of the Termination Date pursuant to Section 2.17 and upon the Administrative Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date or Extension Date, as the case may be, the Administrative Agent shall make all payments hereunder and under any other Loan Documents issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender.
(b)    All computations of interest based on Wells Fargo Bank’s prime rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year), except that interest on Advances denominated in any Foreign Currency as to which market practice differs from the foregoing shall be computed in accordance with market practice for such Advances. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent demonstrable error.
(c)    Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(d)    Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Lenders hereunder that the applicable Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the applicable Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.
SECTION 2.14.    Taxes. (a) Any and all payments by any Credit Party hereunder shall be made free and clear of and without deduction or withholding for any and all present or future Taxes and all liabilities with respect thereto, except as required by Applicable Law. If any Credit Party shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) if such Taxes are Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as may be necessary so that after making all required deductions or withholding (including deductions or withholding applicable to additional sums payable under this Section 2.14) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholding been made, (ii) such Credit Party shall make such deductions and (iii) such Credit Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
In addition, without duplication of Section 2.14(a), each Credit Party agrees to pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent reimburse it for the payment of, any Other Taxes.
(b)    The Company and the Guarantors jointly and severally shall indemnify each Lender and the Administrative Agent for the full amount of Indemnified Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.
(c)    Within 30 days after the date of any payment of Taxes (including Excluded Taxes) to a Governmental Authority by the Company or any Foreign Borrower pursuant to this Section 2.14, the Company shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment thereof. The Administrative Agent will post any receipt so received in relation to the payment of Taxes (including Excluded Taxes) from the Company or any Foreign Borrower on the Platform promptly upon receipt.

(d)    (i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, each Lender organized under the laws of a jurisdiction outside the United States (each, a “Foreign Lender”), on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Assumption, as the case may be, pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Company (but only so long as such Lender remains lawfully able to do so), shall provide each of the Administrative Agent and the Company with two original Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8IMY or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States Federal withholding Tax on payments pursuant to this Agreement. Each Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Internal Revenue Code shall further provide each of the Administrative Agent and the Company (x) a certificate to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Company within the meaning of Section 871(h)(3) or 881(c)(3)(B) of the Internal Revenue Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code. In addition, each Lender that is organized under the laws of the United States or any political subdivision thereof shall deliver to the Company and the Administrative Agent two copies of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a party to this Agreement and upon the expiration of any form previously delivered by such Lender.
(ii)    If a payment made to a Lender hereunder would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” includes any amendment made to FATCA after the date of this Agreement.

(iii)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(e)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 9.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.14(e).
(f)    (i)    Subject to (ii) below, each Lender and each UK Borrower that makes a payment to such Lender shall cooperate in completing any procedural formalities necessary for such UK Borrower to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom, to the extent provided by the applicable UK Treaty.
(ii)    (A)    A Lender on the Restatement Effective Date that (x) holds a passport under the HMRC DT Treaty Passport Scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent; and
(B)    a Lender that becomes a Lender hereunder after the Restatement Effective Date that (x) holds a passport under the HMRC DT Treaty Passport Scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent.
(C)    Upon satisfying either clause (A) or (B) above, such Lender shall have satisfied its obligation under paragraph (f)(i) above.
(iii)    If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (f)(ii) above, the UK Borrower(s) shall, as soon as reasonably practicable, and in any case within 10 Business Days of receiving such confirmation, make a Borrower DTTP Filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that, if each UK Borrower making a payment to such Lender has made a Borrower DTTP Filing in respect of such Lender but:

(1)    such Borrower DTTP Filing has been rejected by HM Revenue & Customs; or
(2)    HM Revenue & Customs has not given such UK Borrower authority to make payments to such Lender without a deduction for tax, or where the UK Treaty does not provide for full relief, HM Revenue & Customs has not given such UK Borrower authority to make payments to such Lender without a reduced deduction for tax in accordance with the provisions of the relevant UK Treaty within 30 days of the date of such Borrower DTTP Filing;
and in each case, such UK Borrower has notified that Lender in writing of (1) or (2) above, then such Lender and such UK Borrower shall cooperate in completing any additional procedural formalities necessary for such UK Borrower to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.
(iv)    If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (f)(ii) above, no UK Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport Scheme in respect of that Lender’s Commitments or Loans unless the Lender otherwise agrees.
(v)    Each UK Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of such Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.
(vi)    Each Lender shall notify the Company, the applicable UK Borrower and the Administrative Agent if it determines in its sole discretion that it ceases to be entitled to claim the benefits of an income tax treaty to which the United Kingdom is a party with respect to payments made by any UK Borrower hereunder.
(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts paid pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement and the other Loan Documents.
SECTION 2.15.    Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances or L/C Obligations owing to it (other than pursuant to Section 2.11, 2.14 or 9.04(c)) in excess of its ratable share of payments on account of the Advances or L/C Obligations of the relevant Tranche obtained by all the Lenders of such Tranche, such Lender shall forthwith purchase from the other Lenders of such Tranche such participations in the Advances or L/C Obligations of such Tranche owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender of such Tranche shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered; provided, further, that, so long as the Advances or L/C Obligations shall not have become due and payable pursuant to Section 6.01, any excess payment received by any Lender shall be shared on a pro rata basis only with other Lenders that have Commitments, Advances or L/C Obligations in such Tranche; provided, further, that the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant or participations in Letters of Credit to any assignee or participant. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.
SECTION 2.16.    Use of Proceeds. The proceeds of the Advances or Letters of Credit shall be available (and each Borrower agrees that it shall use such proceeds) for general corporate purposes of each such Borrower and its Subsidiaries. No Borrower will knowingly, while exercising due care, request any Advances or Letters of Credit, and no Borrower shall knowingly, while exercising due care, use, and, to the knowledge of the Borrower exercising due care, each Borrower shall cause its respective Subsidiaries not to knowingly, while exercising due care, use, the proceeds of any Advances or Letters of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person (i) in violation of any applicable Sanctions or Anti-Corruption Law or (ii) in a manner that would cause any Lender to be in violation of any Sanctions, (b) for the purpose of funding, financing or facilitating any activities, business or transaction in, of or with (including any payments to any agent acting on behalf of the Company in the scope of the Company’s business) any Sanctioned Person in violation of applicable Sanctions or (c) in any manner that would result in the violation of the FCPA and any foreign counterpart thereto.

SECTION 2.17.    Extension of Termination Date. (a) At least 60 days prior to any applicable Termination Date or Term Loan Maturity Date in effect, the Company, on behalf of the Borrowers, by written notice to the Administrative Agent, may request an extension of any Termination Date or the Term Loan Maturity Date in effect at such time by one year from its then scheduled expiration; provided that the Company may request an extension no more than two times during the term of this Agreement. The Administrative Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than the date specified in such notice (subject to extension by the Company), notify the Company and the Administrative Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Administrative Agent and the Company in writing of its consent to any such request for extension of the Termination Date or the Term Loan Maturity Date prior to the date specified in such notice (as extended, if applicable), such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Administrative Agent shall promptly notify the Company of the decision of the Lenders regarding the Company’s request for an extension of the Termination Date or the Term Loan Maturity Date.
(b)    If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.17, the Termination Date or the Term Loan Maturity Date in effect at such time shall, effective as at the applicable date specified pursuant to subsection (a) above (the “Extension Date”), be extended for one year; provided that on each Extension Date the applicable conditions set forth in Section 3.02 shall be satisfied. If less than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.17, the Termination Date or the Term Loan Maturity Date, as applicable, in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this Section 2.17, be extended as to those Lenders that so consented (each a “Consenting Lender”). To the extent that the Termination Date or the Term Loan Maturity Date, as applicable, is not extended as to any Lender pursuant to this Section 2.17 and the Commitments of such Lender are not substituted in accordance with subsection (c) of this Section 2.17 on or prior to the applicable Extension Date, the Commitments of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date or the Term Loan Maturity Date, as applicable, without any further notice or other action by the Company, such Lender or any other Person; provided that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 8.04, and its obligations under Section 7.05, shall survive the Termination Date or the Term Loan Maturity Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Company for any requested extension of the Termination Date or the Term Loan Maturity Date.
(c)    If less than all of the applicable Lenders consent to any such request pursuant to subsection (a) of this Section 2.17, the Administrative Agent shall promptly so notify the Consenting Lenders, and each Consenting Lender may, in its sole discretion, give written notice to the Administrative Agent not later than 30 days prior to the applicable Extension Date of the amount of the Non-Consenting Lenders’ Commitments for which it is willing to accept an assignment. If the Consenting Lenders notify the Administrative Agent that they are willing to accept assignments of Commitments in an aggregate amount that exceeds the amount of the Commitments of the Non-Consenting Lenders, such Commitments shall be allocated among the Consenting Lenders willing to accept such assignments in such amounts as are agreed between the Company and the Administrative Agent. If after giving effect to the assignments of Commitments described above there remain any Commitments of Non-Consenting Lenders, the Company may arrange for one or more Consenting Lenders or other Eligible Assignees as Assuming Lenders to assume, effective as of the applicable Extension Date, all or a portion of Non-Consenting Lender’s Commitments and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Commitments of any such Assuming Lender as a result of such substitution shall in no event be less than $10,000,000 unless the amount of the Commitments of such Non-Consenting Lender is less than $10,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:
(i)    any such Consenting Lender or Assuming Lender shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Extensions of Credit, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid commitment fees owing to such Non-Consenting Lender as of the effective date of such assignment;
(ii)    all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and
(iii)    with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 9.07(b) for such assignment shall have been paid;
provided further that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 9.04, and its obligations under Section 7.05, shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Company and the Administrative Agent an Assumption Agreement, duly executed by such Assuming Lender, such Non-Consenting Lender, the Company and the Administrative Agent and (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Company and the Administrative Agent as to the increase in the amount of its Commitments. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the applicable Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.
(d)    If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.17) Lenders having Commitments equal to at least 50% of the Commitments in effect immediately prior to the applicable Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Administrative Agent shall so notify the Company, and, subject to the satisfaction to the applicable conditions in Section 3.02, the Termination Date or the Term Loan Maturity Date then in effect shall be extended for the additional one year period as described in subsection (a) of this Section 2.17, and all references in this

Agreement, and in the other Loan Documents, if any, to the “Termination Date” or the “Term Loan Maturity Date” shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Termination Date or the Term Loan Maturity Date as so extended. Promptly following each Extension Date, the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Termination Date or the Term Loan Maturity Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender. With respect to any Term Loans where the Term Loan Maturity Date is extended, such Term Loans will continue to amortize in the quarterly amount set forth in Section 2.08.
SECTION 2.18.    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender hereunder (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Company, on behalf of the Borrowers, may request (so long as no Default exists), to the funding of any Extensions of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to Cash Collateralize the Fronting Exposure of the Issuing Lenders with respect to such Defaulting Lender in accordance with Section 2.21, fourth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (B) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.21; fifth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or funded participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, or funded participations in Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or funded participations in Letters of Credit owed to, such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive a commitment fee for any period during which that Lender is a Defaulting Lender, and no Borrower shall be required to pay such fee otherwise payable to a Defaulting Lender.
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit commissions pursuant to Section 10.03 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.21.
(C)    With respect to any Commitment Fee or Letter of Credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Company shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that have been reallocated to such Non-Defaulting Lender pursuant to clause (c) below, (2) pay to each applicable Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.
(b)    Defaulting Lender Cure. If the Company, the Administrative Agent and the Issuing Lenders agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 9.14, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(d)    Cash Collateral. If the reallocation described in subsection (c) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.21.
SECTION 2.19.    Mitigation of Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.11, or requires any Borrower to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Company) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 2.11, or if any Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender is a Defaulting Lender or Non-Consenting Lender, or following such Lender’s Downgrade, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07(b)), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and funded participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 9.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);
(ii)    on the date payment of all amounts referred to in Section 2.19(b)(i) has been made, such Lender shall be deemed to have executed and delivered an Assignment and

Assumption, and the Company shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption on behalf of such Lender;
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with Applicable Law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
SECTION 2.20.    Changed Circumstances.
(a)    Circumstances Affecting Eurocurrency Rate and RFRs.
(i)    Subject to clause (c) below, in connection with any RFR Advance or Eurocurrency Rate Advance, a request therefor, a conversion to or a continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that (x) if a Daily Simple RFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Borrower Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining such Daily Simple RFR pursuant to the definition thereof or (y) if Term SOFR, Term CORRA or a Eurocurrency Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Borrower Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining Term SOFR, Term CORRA or such Eurocurrency Rate, as applicable for the applicable Currency and the applicable Interest Period with respect to a proposed Term SOFR Advance, Term CORRA or Eurocurrency Rate Advance, as applicable, on or prior to the first day of such Interest Period, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that a fundamental change has occurred in the foreign exchange or interbank markets with respect to an applicable Foreign Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), (iii) with respect to any Eurocurrency Rate Advance, the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that deposits are not being offered in the applicable Currency to banks in the London or other applicable offshore interbank market for the applicable Currency, amount or Interest Period of such Eurocurrency Rate Advance, or (iv) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that (x) if a Daily Simple RFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Borrower Obligations, interest, fees, commissions or other amounts, such Daily Simple RFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Advances or (y) if Term SOFR, Term CORRA or a Eurocurrency Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Borrower Obligations, interest, fees, commissions or other amounts, Term SOFR, Term CORRA or such Eurocurrency Rate, as applicable, does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Advances during the applicable Interest Period and, in the case of (x) or (y), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Company. Upon notice thereof by the Administrative Agent to the Company, any obligation of the Lenders to make RFR Advances or Eurocurrency Rate Advances, as applicable, in each such Currency, and any right of any Borrower to convert any Advance in each such Currency (if applicable) or to continue any Advance as an RFR Advance or a Eurocurrency Rate Advance, as applicable, in each such Currency, shall be suspended (to the extent of the affected RFR Advances or Eurocurrency Rate Advances or, in the case of Term SOFR Advances, Term CORRA Advances or Eurocurrency Rate Advances, the affected Interest Periods) until the Administrative Agent (with respect to clause (iv), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) any Borrower may revoke any pending request for a borrowing of, conversion to or continuation of RFR Advances or Eurocurrency Rate Advances in each such affected Currency (to the extent of the affected RFR Advances or Eurocurrency Rate Advances or, in the case of Term SOFR Advances, Term CORRA Advances or Eurocurrency Rate Advances, the affected Interest Periods) or, failing that, (I) in the case of any request for a borrowing of an affected RFR Advance in US Dollars, such Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Advances in the amount specified therein and (II) in the case of any request for a borrowing of an affected RFR Advance or Eurocurrency Rate Advances in a Foreign Currency, then such request shall be ineffective and (B)(I) any outstanding affected RFR Advances denominated in US Dollars will be deemed to have been converted into Base Rate Advances immediately or, in the case of Term SOFR Advances, at the end of the applicable Interest Period and (II) any outstanding affected Advances denominated in a Foreign Currency, at the Company’s election, shall either (1) be converted into Base Rate Advances denominated in US Dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) immediately or, in the case of Eurocurrency Rate Advances or Term CORRA Advances, at the end of the applicable Interest Period or (2) be prepaid in full immediately or, in the case of Eurocurrency Rate Advances, at the end of the applicable Interest Period; provided that if no election is made by the applicable Borrower by the date is the earlier of (x) three (3) Business Days after receipt by the Company of such notice or (y) with respect to a Eurocurrency Rate Advance or Term CORRA Advance, the last day of the current Interest Period the Borrower shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest (except with respect to any prepayment or conversion of a Daily Simple RFR Advance) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 9.04(c).
(b)    Laws Affecting Eurocurrency Rate or RFR Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any Daily Simple RFR Advance, Term SOFR Advance, Term CORRA Advance or Eurocurrency Rate Advance, or to determine or charge interest based upon any applicable RFR, Daily Simple RFR, the Term SOFR Reference Rate, Term SOFR, the Term CORRA Reference Rate, Term CORRA, the Eurocurrency Rate or the Adjusted Eurocurrency Rate, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Company and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Company that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make RFR Advances or Eurocurrency Rate Advances, as applicable, in the affected Currency or Currencies, and any right of any Borrower to convert any Advance denominated in US Dollars to an RFR Advance or continue any Advance as an RFR Advance or a Eurocurrency Rate Advance, as applicable, in the affected Currency or Currencies shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”. Upon receipt an Illegality Notice, the applicable Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, (A) convert all RFR Advances denominated in US Dollars to Base Rate Advances or (B) convert all RFR Advances or Eurocurrency Rate Advances denominated in an affected Foreign Currency to Base Rate Advances denominated in US Dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), (I) with respect to Daily Simple RFR Advances, on the Interest Payment Date therefor, if all affected Lenders may lawfully continue to maintain such Daily Simple RFR Advances to such day, or immediately, if any Lender may not lawfully continue to maintain such Daily Simple RFR Advances to such day or (II) with respect to Eurocurrency Rate Advances, Term CORRA Advances or Term SOFR Advances, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Eurocurrency Rate Advances, Term CORRA Advances or Term SOFR Advances, as applicable, to such day, or immediately, if any Lender may not lawfully continue to maintain such Eurocurrency Rate Advances or Term SOFR Advances, as applicable, to such day. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest (except with respect to any prepayment or conversion of a Daily Simple RFR Advance) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 9.04(c).
(c)    Benchmark Replacement Setting.
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Company may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Company so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.20(c)(i) will occur prior to the applicable Benchmark Transition Start Date.
(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Company and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Company of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.20(c)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.20(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.20(c).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate, EURIBOR, BBSY or the Term CORRA Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)    Benchmark Unavailability Period. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (A) any Borrower may revoke any pending request for a borrowing of, conversion to or continuation of RFR Advances or Eurocurrency Rate Advances, in each case, to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable Currency and, failing that, (I) in the case of any request for any affected Term SOFR Advances, if applicable, the applicable Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Advances in the amount specified therein and (II) in the case of any request for any affected RFR Advance or Eurocurrency Rate Advance, in each case, in a Foreign Currency, if applicable, then such request shall be ineffective and (B)(I) any outstanding affected Term SOFR Advances, if applicable, will be deemed to have been converted into Base Rate Advances at the end of the applicable Interest Period and (II) any outstanding affected RFR Advances or Eurocurrency Rate Advances, in each case, denominated in a Foreign Currency, at the applicable Borrower’s election, shall either (1) be converted into Base Rate Advances denominated in US Dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) immediately or, in the case of Eurocurrency Rate Advances or Term CORRA Advances, at the end of the applicable Interest Period or (2) be prepaid in full immediately or, in the case of Eurocurrency Rate Advances or Term CORRA Advances, at the end of the applicable Interest Period; provided that, with respect to any Daily Simple RFR Advance, if no election is made by the applicable Borrower by the date that is three (3) Business Days after receipt by the applicable Borrower of such notice, the applicable Borrower shall be deemed to have elected clause (1) above; provided, further that, with respect to any Eurocurrency Rate Advance or Term CORRA Advance, if no election is made by the applicable Borrower by the earlier of (x) the date that is three (3) Business Days after receipt by the Company or the applicable Borrower of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Rate Advance or Term CORRA Advance, the applicable Borrower shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest (except with respect to any prepayment or conversion of a Daily Simple RFR Advance) on the amount so prepaid or converted, together with any additional amounts required under this Agreement. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
(d)    Illegality. If, in any applicable jurisdiction, the Administrative Agent, any Issuing Lender or any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, any Issuing Lender or any Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Extension of Credit or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Extension of Credit to any Foreign Borrower such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Company, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Extension of Credit shall be suspended and, to the extent required by Applicable Law, cancelled. Upon receipt of such notice, the Company shall, (A) repay that Person’s participation in the Extensions of Credit or other applicable Borrower Obligations on the applicable Interest Payment Date for any Daily Simple RFR Advance or on last day of the Interest Period for any Eurocurrency Rate Advance, Term CORRA Advance or Term SOFR Advance, or on another applicable date with respect to any other Borrower Obligation, occurring after the Administrative Agent has notified the Company or, in each case, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by Applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.
(e)    Foreign Currencies. If, after the designation by the Lenders of any currency as a Foreign Currency, any change in currency controls or exchange regulations or any change in national or international financial, political or economic conditions are imposed in the country in which such currency is issued, and such change results in, in the reasonable opinion of the Administrative Agent (i) such currency no longer being readily available, freely transferable and convertible into US Dollars, (ii) a Dollar Equivalent no longer being readily calculable with respect to such currency or (iii) such currency being impracticable for the Lenders to loan (each of clauses (i), (ii) and (iii), a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Company, and such currency shall no longer be a Foreign Currency until such time as the Disqualifying Event(s) no longer exist. Within five (5) Business Days after receipt of such notice from the Administrative Agent, the applicable Borrowers shall repay all Advances denominated in such currency to which the Disqualifying Event(s) apply or convert such Advances into the Dollar Equivalent in US Dollars, bearing interest at the Base Rate, subject to the other terms contained herein.
SECTION 2.21.    Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, the applicable Issuing Lender (with a copy to the Administrative Agent), the Company shall Cash Collateralize the Fronting Exposure of such Issuing Lender with respect to such Defaulting Lender (determined after giving effect to any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(a)    Grant of Security Interest. The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or each Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)    Application. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section 2.21 or Section 2.18 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of any Issuing Lender shall no longer be required to be held as Cash Collateral pursuant to this Section 2.21 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the applicable Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.18, the Person providing Cash Collateral and the Issuing Lenders may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.
ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING
SECTION 3.01.    [Reserved].
SECTION 3.02.    Conditions Precedent to Each Borrowing, Letter of Credit Issuance, Increase Date and Extension Date. The obligation of each Lender to make or participate in an Extension of Credit, the obligation of each Issuing Lender to issue or extend a Letter of Credit, each Commitment Increase and each extension of Commitments pursuant to Section 2.17 shall be subject to the conditions precedent that the Restatement Effective Date shall have occurred, the Administrative Agent shall have received the relevant Notice of Borrowing, request for Commitment Increase or request for Commitment extension and the applicable Issuing Lender shall have received the relevant Letter of Credit Documents, and on the date of such Borrowing, such Letter of Credit issuance or extension date, such Increase Date or such Extension Date the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, request for issuance or extension of a Letter of Credit, request for Commitment Increase, request for Commitment extension and the acceptance by the applicable Borrower of the proceeds of such Borrowing or the issuance or extension of such Letter of Credit shall constitute a representation and warranty by the Borrowers that on the date of such Extension of Credit, such Increase Date or such Extension Date such statements are true):
(a)    the representations and warranties contained in Section 4.01 are (1) with respect to representations and warranties that contain a materiality qualification in Section 4.01, true and correct and (2) with respect to all other representations and warranties, true and correct in all material respects, in each case, on and as of the date of such Borrowing, such Increase Date or such Extension Date, before and after giving effect to such Borrowing, such Increase Date or such Extension Date and to the application of the proceeds therefrom, as though made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date,
(b)    no event has occurred and is continuing, or would result from such Extension of Credit, such Increase Date or such Extension Date or from the application of the proceeds therefrom, that constitutes a Default,

(c)    in the case of any Extension of Credit denominated in a Foreign Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the Required Lenders (in the case of any Extension of Credit to be denominated in a Foreign Currency) would make it impracticable for such Extension of Credit to be denominated in the relevant Foreign Currency, and
(d)    no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
SECTION 3.03.    Determinations Under Section 3.01.    For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Lenders, designates as the proposed Restatement Effective Date, specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders and the Company of the occurrence of the Restatement Effective Date.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
SECTION 4.01.    Representations and Warranties of the Credit Parties. Each Credit Party represents and warrants as follows:
(a)    Each Credit Party is duly organized or registered, validly existing and (if applicable in its jurisdiction of incorporation) in good standing under the Applicable Laws of the jurisdiction of its incorporation or formation and is in compliance with all Applicable Laws (including any Anti-Corruption Laws and including compliance with respect to each Plan but excluding those laws referred to in clauses (j), (k) and (l) below), except to the extent such non-compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(b)    The execution, delivery and performance by each Credit Party of this Agreement and each other Loan Document to which it is a party, and the consummation of the transactions contemplated hereby, are within such Credit Party’s capacity and corporate or other powers, have been duly and validly authorized by all necessary corporate or other action, and do not contravene (i) such Credit Party’s constitutional documents, charter or bylaws (or equivalent documents) or (ii) any Applicable Law, to include, in the case of any Credit Party incorporated under the laws of the Commonwealth of Australia, Chapter 2E or Part 2J.3 of the Corporations Act 2001 (Cwlth), or contractual restriction binding on or affecting such Credit Party, except in the case of clause (ii) to the extent such contravention would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(c)    No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for the due and valid execution, delivery and performance by any Credit Party of this Agreement or each other Loan

Document to which it is a party, except such as have been obtained or made and are in full force and effect.
(d)    This Agreement has been, and each other Loan Document when delivered hereunder will have been duly executed and delivered by each Credit Party party thereto. This Agreement is, and each other Loan Document when delivered will be, the legal, valid and binding obligation of each Credit Party party thereto enforceable against such Credit Party in accordance with their respective terms.
(e)    The audited financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2024, containing the consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, in each case accompanied by an opinion by PricewaterhouseCoopers LLP and duly certified by the chief financial officer of the Company, copies of which have been furnished to each Lender, fairly present the Consolidated financial condition of the Company and its Subsidiaries as at such dates and the Consolidated results of the operations of the Company and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied.
(f)    There is no pending or, to the knowledge of the Company, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) is pending or, to the knowledge of the Company, threatened as of the Restatement Effective Date and is reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document.
(g)    No Borrower is, and immediately after the application by any Borrower of the proceeds of each Extension of Credit will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(h)    After giving effect to the application of the proceeds of each Extension of Credit, not more than 25% of the value of the assets of the Company and its Subsidiaries (as determined in good faith by the Company) subject to the provisions of Section 5.02(a) or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(d), will consist of or be represented by Margin Stock.
(i)    All factual written information furnished by or on behalf of the Company or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder (as modified or supplemented by other information so furnished) does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.
(j)    Each of the Credit Parties and their Subsidiaries is in compliance with the FCPA. Neither the Company nor any of its Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Company or its Subsidiary or to any other Person, in each case in violation of the FCPA.
(k)    (i) None of the Company, any Subsidiary or, to the knowledge of the Company or such Subsidiary exercising due care, any of their respective (A) directors, officers or employees or (B) agents or representatives that will act in any capacity in connection with the Credit Facility is a Sanctioned Person or is currently the subject or target of any Sanctions and (ii) none of the Company or any Subsidiary (A) has its assets located in a Sanctioned Country in violation of Sanctions, (B) is currently under administrative, civil or criminal investigation for an alleged violation of, or, in the past five years, received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (C) knowingly, while exercising due care, directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons in violation of Sanctions.
(l)    Each of the Company and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Company and its Subsidiaries and, while acting on behalf of the Company or its Subsidiaries, their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(m)    Each of the Company and its Subsidiaries, and to the knowledge of the Company exercising due care, each director, officer and employee of the Company and each such Subsidiary, while acting on behalf of the Company or Subsidiary, is (i) in material compliance with applicable Anti-Corruption Laws and Anti-Money Laundering Laws and (ii) not in knowing violation of any applicable Sanctions.
(n)    Neither the Company nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.) (the “Trading with the Enemy Act”), as amended. Neither the Company nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Department of the Treasury (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Credit Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to its knowledge exercising due care, engages in any dealings or transactions, or is otherwise associated, with any such blocked person in violation of Sanctions.
(o)    The Company or its Subsidiaries are the owner of, or have a valid leasehold interest in, all of their respective real and personal property material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, and none of such assets is subject to any Lien other than Permitted Liens or Liens permitted by Section 5.02(a).

(p)    Each of the Credit Parties and its Subsidiaries has filed, or caused to be filed, all income Tax returns and all other Tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of Taxes shown thereon to be due (including interest and penalties) and (b) all other Taxes, fees, assessments and other governmental charges (including mortgage recording Taxes, documentary stamp Taxes and intangibles Taxes) owing by it, except (i) Taxes that are not yet delinquent, (ii) Taxes that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP or (iii) to the extent that failure to do so would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(q)    Except as disclosed and except for instances that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) the facilities and properties owned, leased or operated by the Credit Parties or any of their Subsidiaries (the “Properties”) are not contaminated with any Hazardous Materials in amounts or concentrations which (y) constitute a violation of, or (z) would reasonably be expected to subject any Credit Party to liability under any Environmental Law, (ii) the operations of the Credit Parties and/or their Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, with all Environmental Laws, (iii) neither the Credit Parties nor their Subsidiaries have received any unresolved written notice alleging responsibility for a violation, non-compliance, liability or potential liability of any Credit Party under Environmental Laws regarding any of the Properties or the Business, nor do the Credit Parties or their Subsidiaries have knowledge that any such notice will be received or is being threatened, (iv) to the knowledge of the Credit Parties, Hazardous Materials have not been transported or disposed of by or on behalf of any Credit Party in violation of, or in a manner that could reasonably be expected to give rise to liability on behalf of any Credit Party, under any Environmental Law, and no Hazardous Materials have been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability on behalf of any Credit Party under, any Environmental Law and (v) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Credit Parties and their Subsidiaries, threatened, under any Environmental Law to which any Credit Party or any Subsidiary is or is expected to be named as a party with respect to the Properties or the business operated by the Credit Parties or any of their Subsidiaries, nor is any Credit Party or Subsidiary a party to any outstanding consent decrees or other decrees, consent orders, administrative orders or other orders, in each case, by or with any governmental entity, under any Environmental Law with respect to the Properties or the business operated by the Credit Parties or any of their Subsidiaries.
(r)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) no ERISA Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan and (ii) neither any Borrower nor any of its ERISA Affiliates is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan. The present value of all accrued benefits under all Single Employer Plans taken in the aggregate (based on the assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is being made or deemed made, exceed by greater than $50,000,000 the value of the assets of such Plans taken in the aggregate allocable to such accrued benefits.

(s)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) there are no strikes, walkouts, work stoppages or other labor difficulty pending or, to the knowledge of any Credit Party, threatened against any Credit Party and (ii) no unfair labor practice complaint is pending against any Credit Party or any of its Subsidiaries.
(t)    No Credit Party is an Affected Financial Institution.
ARTICLE V

COVENANTS OF THE CREDIT PARTIES
SECTION 5.01.    Affirmative Covenants. So long as any Advance shall remain unpaid, all Letters of Credit have not yet been terminated or expired (unless Cash Collateralized or otherwise provided for in a manner reasonably satisfactory to the applicable Issuing Lender), or any Lender shall have any Commitment hereunder, each of the Credit Parties will:
(a)    Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all Applicable Laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws and, in the case of any Credit Party incorporated under the laws of the Commonwealth of Australia, Chapter 2E and Part 2J.3 of the Corporations Act 2001 (Cwlth), except, in each case, to the extent that any failures to so comply, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect; provided, however, that neither the Company nor any of its Subsidiaries shall be required to comply with any law, rule, regulation or order to the extent it is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained. The Company shall maintain, and cause each of its Subsidiaries to maintain, policies and procedures reasonably designed to ensure (i) it is in material compliance with applicable Anti-Corruption Laws and (ii) it is not in knowing, while exercising due care, violation of any applicable Sanctions.
(b)    Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all material Taxes, assessments and governmental charges or levies imposed upon it or upon its property; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such Tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.
(c)    Maintenance of Insurance. Maintain, and cause each of its Significant Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which each Credit Party or such Significant Subsidiary operates.
(d)    Preservation of Corporate Existence, Etc. Preserve and maintain its corporate or other legal existence, rights (charter and statutory) and franchises if the loss or failure to maintain the same would, individually or in the aggregate, be reasonably likely to have a Material Adverse

Effect; provided, however, that the Company or any of its Subsidiaries may consummate any merger, consolidation or other transaction permitted under Section 5.02(b).
(e)    Visitation Rights. At any reasonable time and from time to time on reasonable notice and at reasonable intervals, permit the Administrative Agent or any of the Lenders, or any agents or representatives thereof, to visit the properties of the Company and any of its Subsidiaries and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their officers or directors and, during the continuance of any Default, to examine and make copies of and abstracts from the records and books of account of the Company and any of its Subsidiaries and (provided that an officer or officers of the Company are afforded a reasonable opportunity to be present) to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with their independent certified public accountants.
(f)    Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which entries shall be made of all financial transactions and the assets and business of the Company and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.
(g)    Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Significant Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that any failure to do so, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.
(h)    Primary Business. Continue to be engaged primarily in lines of business as carried on at the date hereof or lines of business related, complementary or ancillary thereto.
(i)    Reporting Requirements. Furnish to the Administrative Agent (who shall furnish to the Lenders):
(i)    as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Company as having been prepared in accordance with generally accepted accounting principles and a certificate of the chief financial officer of the Company as to compliance with the terms of this Agreement, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;
(ii)    as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the audited financial statements for such year for the Company and its Subsidiaries, containing the consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, in each case accompanied by an opinion by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing and a certificate of the chief financial officer of the Company as to compliance with the terms of this Agreement, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;
(iii)    as soon as possible and in any event within seven days after obtaining knowledge of the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Company setting forth details of such Default and the action that the Company has taken and proposes to take with respect thereto;
(iv)    [reserved];
(v)    promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any of its Subsidiaries of the type described in Section 4.01(f);
(vi)    such other information respecting the Company or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request; and
(vii)    promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation (including a Beneficial Ownership Certification) or other applicable anti-money laundering laws.
(j)    Additional Subsidiaries; Additional Foreign Borrowers and Guarantors.
(i)    If, after the Restatement Effective Date, any Person becomes a Material Domestic Subsidiary (whether as a result of an acquisition of a Material Domestic Subsidiary or otherwise) (with respect to any such Material Domestic Subsidiary, the date on which it becomes a Material Domestic Subsidiary, a “Guarantor Reference Date”), the Company shall, on or prior to the latest of (i) the date that is forty-five days after the Guarantor Reference Date, (ii) the first date after the Guarantor Reference Date on which an Advance is made or is outstanding and (iii) such later date as may be agreed by the Administrative Agent in its reasonable discretion, cause such Person to: (A) become a Guarantor of Borrower Obligations by delivering to the Administrative Agent a duly executed supplement to this Agreement or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose, (B) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 3.01(c) as may be reasonably requested by the Administrative Agent, (C) deliver to the Administrative Agent such updated Schedules to this Agreement as reasonably requested by the Administrative Agent with respect to such Person and (D) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.
(ii)    The Company may, on 15 days’ notice to the Administrative Agent, elect to add as a Foreign Borrower under this Agreement any Subsidiary of the Company (A) that is organized under the laws of England, Wales, Scotland, Northern Ireland, Canada, Australia or Singapore or (B) that is organized under the laws of any other foreign jurisdiction with the consent of the Administrative Agent and each of the Lenders (in each case, in such Person’s sole discretion) on terms and conditions satisfactory to the Administrative Agent and each such Lender, so long as, in each case for any election described above in clause (ii)(A) or (ii)(B), (x) the Administrative Agent (on behalf of the Lenders pursuant to Section 7.01), the Company and the new Foreign Borrower have entered into a joinder agreement, in form and substance reasonably satisfactory to the Administrative Agent, which joinder agreement may include any amendment or other modification to this Agreement as is reasonably necessary to incorporate any terms required by the laws of the country in which such Foreign Borrower is organized, including, without limitation, terms necessary to make this Agreement enforceable against such Foreign Borrower under the laws of such country and to ensure the Advances, actions and obligations of the Lenders hereunder with respect to such Foreign Borrower will be permitted under the laws of such country, and (y) the Administrative Agent and the Lenders (1) have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation (including a Beneficial Ownership Certification), (2) are reasonably satisfied with the results of such documentation and other information and (3) have received items comparable to the deliverables provided to the Lenders with respect to the Company as of the Restatement Effective Date.
(iii)    The Company may, on five Business Days’ notice to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion), terminate a Foreign Borrower’s status as such upon the execution by the Company and delivery to the Administrative Agent of a termination agreement, in form and substance reasonably satisfactory to the Administrative Agent, with respect to such Foreign Borrower; provided that no such termination agreement shall become effective as to any Foreign Borrower (other than to terminate its right to make further Borrowings under this Agreement) until all Advances made to the terminated Foreign Borrower have been repaid and all amounts payable by such terminated Foreign Borrower in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable by the terminated Foreign Borrower under any Loan Document) have been paid in full. The Administrative Agent will promptly notify the Lenders of any such termination of a Foreign Borrower’s status.
SECTION 5.02.    Negative Covenants. So long as any Advance shall remain unpaid, all Letters of Credit have not yet been terminated or expired (unless Cash Collateralized or otherwise provided for in a manner reasonably satisfactory to the applicable Issuing Lender), or any Lender shall have any Commitment hereunder, no Credit Party will:

(a)    Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties (which for purposes of this subsection (a) shall be deemed not to include shares of the Company’s capital stock), whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:
(i)    Permitted Liens;
(ii)    Liens securing purchase money Debt, Liens on fixed or capital assets acquired, constructed or improved and capital lease obligations (and refinancings of any thereof) to the extent permitted under Section 5.02(d)(iii); provided, that (i) any such Lien attaches to such property prior to, concurrently with or within 180 days after the acquisition, construction, improvement or lease thereof and (ii) such Lien attaches solely to the property so acquired, constructed, improved or leased in such transaction;
(iii)    the Liens existing on the Restatement Effective Date and described on Schedule 5.02(a) hereto;
(iv)    any Lien existing on any asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary after the Restatement Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(v)    Liens securing Debt payable by a Subsidiary to a Credit Party;
(vi)    other Liens securing Debt in an aggregate principal amount not to exceed at any time outstanding an amount equal to the greater of (i) $385,000,000 and (ii) 5.0% of the book value of the Consolidated Assets calculated as of the date of Lien incurrence;
(vii)    Liens on vehicles (and assets related thereto and proceeds thereof) of the Credit Parties and their Subsidiaries securing Floorplan Financings provided, that any such Lien attaches to such property prior to, concurrently with or within 30 days after the acquisition or lease thereof; and
(viii)    the replacement, extension or renewal of any Lien permitted by clauses (ii) (iii), (iv) or (vii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount other than to the extent of any reasonable fees and expenses in connection with any such replacement, extension or renewal) of the Debt secured thereby.
(b)    Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, except:

(i)    (A) any Wholly-Owned Subsidiary of the Company may be merged, amalgamated or consolidated with or into the Company (provided that the Company shall be the continuing or surviving entity) or (B) any Wholly-Owned Subsidiary of the Company may be merged, amalgamated or consolidated with or into any Guarantor (provided that the Guarantor shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a Guarantor and the Company shall comply with Section 5.01(j) in connection therewith);
(ii)    any Guarantor may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Company or any other Guarantor;
(iii)    any Guarantor may merge with or into any Person; provided that in the case of any merger involving a Wholly-Owned Subsidiary that is a Guarantor, (x) a Guarantor shall be the continuing or surviving entity; (y) simultaneously with such transaction, the continuing or surviving entity shall become a Guarantor and the Company shall comply with Section 5.01(j) in connection therewith or (z) after giving effect to such merger, the surviving entity is not a Subsidiary of the Company and no longer a Guarantor; and
(iv)    any Guarantor may dispose of all or substantially all of its assets to any other Person that is not the Company or any other Guarantor; provided that at the time of such disposition, the Company is in pro forma compliance with each of the financial covenants set forth in Section 5.03 after giving effect to such disposition.
provided that the Company may merge or consolidate with any other Person so long as the Company is the surviving entity and provided further that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.
(c)    Accounting Changes; Material Contracts. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as permitted by generally accepted accounting principles and, in the case of any material change, concurred with by the Company’s independent public accountants. The Company will not, nor will it permit any Subsidiary to, amend, modify or waive, in any manner that would reasonably be expected to materially adversely affect the Lenders, any of its rights under any Material Contract without the prior written consent of the Required Lenders.
(d)    Debt, Investments and Restricted Payments. Create, incur, assume or permit to exist any Debt or make any Investments or Restricted Payments, or permit any of its Subsidiaries to do the same, except:
(i)    Debt arising or existing under this Agreement and the other Loan Documents;
(ii)    Debt or Investments existing on the Restatement Effective Date and described on Schedule 5.02(d) hereto;
(iii)    Debt of the Company and/or its Subsidiaries incurred after the Restatement Effective Date consisting of capital leases or Debt incurred to provide all or a portion of the purchase price or cost of acquisition of any real property and/or construction and improvements thereon or equipment or other fixed assets acquired or held by the Company and its Subsidiaries; provided that (i) such Debt when incurred shall not exceed the purchase price or cost of acquisition, construction or improvement of such asset(s); (ii) no such Debt shall be renewed, refinanced or extended for a principal amount in excess of the principal balance outstanding thereon at the time of such renewal, refinancing or extension (other than with respect to reasonable fees and expenses in connection with any such renewal, refinancing or extension); and (iii) the total amount of all such Debt shall not exceed $30,000,000 at any time outstanding;
(iv)    Guarantees of any Debt otherwise permitted to be incurred hereunder;
(v)    Unsecured intercompany Debt among the Credit Parties or between Non-Guarantor Subsidiaries;
(vi)    Investments in, and loans to, any Credit Party;
(vii)    Investments in, and loans to, any Non-Guarantor Subsidiary in an aggregate amount not to exceed $25,000,000 at any time outstanding;
(viii)    Investments by any Non-Guarantor Subsidiary in another Non-Guarantor Subsidiary;
(ix)    Permitted Investments;
(x)    Debt consisting of Floorplan Financings; and
(xi)    other Debt, Investments and Restricted Payments of the Company and its Subsidiaries; provided that at the time of the initial creation, incurrence or assumption thereof, the Company is in pro forma compliance with each of the financial covenants set forth in Section 5.03 after giving effect to such Debt, Investments and Restricted Payment, as applicable; provided further that any acquisition shall not be a “hostile” acquisition.
(e)    Transactions with Affiliates. Enter into, or permit any of their Subsidiaries to enter into, any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate involving aggregate payments or consideration in excess of $5,000,000, except (i) transactions on terms and conditions not materially less favorable then would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate, (ii) transactions solely between or among the Company and/or any of its Subsidiaries, (iii) any Debt, Investment or Restricted Payment permitted by Section 5.02(d), and (iv) reasonable and customary compensation and reimbursements of expenses and indemnities provided to any director, officer or employee.
(f)    Sale Leasebacks. Will not, and will not permit any Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless the Company and its Subsidiaries are in pro forma compliance with each of the financial covenants set forth in Section 5.03 and such Sale/Leaseback Transaction is permitted by the terms of any Material Debt of the Company or any of its Subsidiaries then outstanding.

(g)    No Further Negative Pledges. Assume or become, or permit any of its Subsidiaries to assume or become, subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon any of their properties or assets, whether now owned or hereafter acquired, to secure any Borrower Obligations, except (i) pursuant to this Agreement and the other Loan Documents, (ii) restrictions and conditions imposed by Applicable Law or existing on the Restatement Effective Date, (iii) pursuant to any document or instrument governing Debt incurred pursuant to Section 5.02(d)(iii); provided that any such restrictions apply only to the assets securing such Debt, (iv) in connection with any Permitted Lien or Lien permitted under Section 5.02(a) or any document or instrument governing any Permitted Lien or such other Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (v) customary restrictions contained in agreements relating to the sale of assets that are applicable solely pending such sale, provided that such restrictions and conditions apply only to the assets to be sold, (vi) restrictions imposed by agreements relating to Debt of any Subsidiary in existence at the time such Subsidiary became a Subsidiary, (vii) customary provisions in leases and other agreements restricting the assignment thereof, (viii) in the case of any Subsidiary that is not a Wholly-Owned Subsidiary, restrictions imposed by its organizational documents or any related joint venture or similar agreement; provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary and (ix) restrictions imposed by the definitive documentation related to the Company’s 5.625% unsecured notes due 2033 and any refinancing thereof on terms substantially similar to such unsecured notes.
SECTION 5.03.    Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company and its Subsidiaries will maintain, as of the end of each fiscal quarter beginning with the fiscal quarter ending December 31, 2025:
(a)    a Total Net Leverage Ratio of not greater than 3.50 to 1.00; provided that, with respect to any purchase or acquisition of Equity Interests in or evidences of indebtedness of or other securities of, or all or substantially all of the assets of, any Person (whether for cash, property, services, assumption of Debt, securities or otherwise) that is permitted by Section 5.02(d) and where the aggregate consideration exceeds $100,000,000 (a “Specified Acquisition”), the Total Net Leverage Ratio required by this Section 5.03(a) shall not be greater than 4.00 to 1.00 for the four quarters ending on or after the date such Specified Acquisition is consummated; and
(b)    a Consolidated Interest Coverage Ratio of not less than 3.00 to 1.00.
ARTICLE VI

EVENTS OF DEFAULT
SECTION 6.01.    Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)    Any principal of any Advance or Reimbursement Obligation shall not be paid when the same becomes due and payable and in the Currency required hereunder or fail to provide Cash Collateral with respect to any Letter of Credit when required hereunder (or, if any such failure is due solely to technical or administrative difficulties of the Administrative Agent relating to the transfer of such payment, within two Business Days after the same becomes due and payable); or any interest on any Advance or Reimbursement Obligation or any other fees or other amounts payable under this Agreement or any other Loan Document shall not be paid in the Currency required hereunder within three Business Days after the same becomes due and payable; or
(b)    Any representation or warranty made by any Credit Party in any Loan Document or by any Credit Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or
(c)    (i) Any Credit Party shall fail to perform or observe any term, covenant or agreement contained in Section 2.16, 5.01(d) or (i)(iii), 5.02 or 5.03, or (ii) any Credit Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Administrative Agent or any Lender; or
(d)    (i) The Company and/or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt (other than Non-Recourse Debt), individually or collectively, that is outstanding in a principal amount of at least $50,000,000 in the aggregate (“Material Debt”) (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; provided that this clause (d)(ii) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt if the amount that becomes due is promptly paid; or
(e)    Any Credit Party or any of the Company’s Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; a moratorium is declared in respect of any indebtedness of any Credit Party or any of the Company’s Significant Subsidiaries or any proceeding shall be instituted by or against any Credit Party or any of the Company’s Significant Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization (by way of voluntary arrangement, scheme or otherwise), dissolution, administration, judicial management, provisional supervision, arrangement, adjustment, protection, relief, or composition of it or its debts or any analogous procedure or step taken under any Debtor Relief Laws, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian, judicial manager, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or in such proceeding the entry of an order for relief against, or the appointment of a receiver, trustee, custodian, judicial manager, administrator, administrative receiver, compulsory manager, provisional supervisor, liquidator or other similar official for, it or for any substantial part of its property shall occur or, in the case of any Foreign Borrower formed under the laws of Australia, any corporate action or legal proceedings are taken in relation to the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of it or any of its assets; or any Credit Party or any of the Company’s Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
(f)    Any judgment or order of a court of competent jurisdiction for the payment of money in excess of $50,000,000 shall be rendered against any Credit Party or any of the Company’s Significant Subsidiaries, such judgment shall not be satisfied or otherwise discharged and either (i) enforcement proceedings shall have been legally commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (x) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (y) such insurer, which shall be rated at least “A-” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or
(g)    Any Person or two or more Persons acting in concert (other than the Graham Interests) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of the Company and such combined voting power exceeds the then current voting power of the Voting Stock of the Company (or other securities convertible into such Voting Stock) controlled by the Graham Interests; or
(h)    Any Credit Party or any of its ERISA Affiliates shall incur liability as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of any Credit Party or any of its ERISA Affiliates from a Multiemployer Plan or a determination that a Multiemployer Plan is in “endangered” or “critical” status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA; or (iii) the reorganization, insolvency or termination of a Multiemployer Plan; provided that, in the event of any of the above and, in the reasonable opinion of the Required Lenders, such liability would reasonably be likely to result in a Material Adverse Effect, provided, further, that any such liability in an amount not to exceed $50,000,000 shall be deemed not to be reasonably likely to result in a Material Adverse Effect;
(i)    At any time after the execution and delivery thereof, any Loan Document, for any reason other than the satisfaction in full of all Borrower Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Credit Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Loan Document to which it is a party; or
(j)    At any time after the Restatement Effective Date, the Guaranty, for any reason other than the satisfaction in full of all Borrower Obligations, shall cease to be in full force and effect

(other than in accordance with its terms or the terms hereof) or shall be declared to be null and void, or any Credit Party shall contest the validity or enforceability of the Guaranty in writing;
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the obligation of each Lender to make Advances and of each Issuing Lender to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the Advances and Reimbursement Obligations, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances and Reimbursement Obligations, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Credit Party, and (iii) shall at the request, or may with the consent, of the Required Lenders, exercise such other rights and remedies as provided under the Loan Documents and under Applicable Laws; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Credit Party under any Debtor Relief Laws, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, the L/C Obligations, the Borrower Obligations, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Credit Party.
Upon the occurrence and during the continuance of an Event of Default, with consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, with respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, demand that the Company shall at such time deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the Minimum Collateral Amount of the aggregate then undrawn and unexpired amount of such Letter of Credit; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Credit Party under any Debtor Relief Laws, such requirement to deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the Minimum Collateral Amount of the aggregate then undrawn and unexpired amount of such Letter of Credit shall be automatic. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Borrower Obligations and Guaranteed Obligations in accordance with Section 9.21. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Borrower Obligations and Guaranteed Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Company.
ARTICLE VII

THE ADMINISTRATIVE AGENT
SECTION 7.01.    Appointment and Authority. Each of the Lenders and each Issuing Lender hereby irrevocably appoints Wells Fargo Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and, except as provided in Section 7.07, neither the Company nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 7.02.    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.
SECTION 7.03.    Exculpatory Provisions.
(a)    The Administrative Agent and its Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:
(i)    shall not be subject to any trust, fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent and its Related Parties or any of its Affiliates in any capacity.
(b)    The Administrative Agent and its Related Parties shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.01 and 6.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by any Borrower, a Lender or an Issuing Lender.
(c)    The Administrative Agent and its Related Parties shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vi) the utilization of any Issuing Lender’s L/C Commitment (it being understood and agreed that each Issuing Lender shall monitor compliance with its own L/C Commitment without any further action by the Administrative Agent).
SECTION 7.04.    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance or the issuance, extension, renewal or increase of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Advance or issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Lender or Issuing Lender that has signed the Restatement Agreement or a signature page to an Assignment and Assumption or any other Loan Document pursuant to which it is to become a Lender or Issuing Lender hereunder shall be deemed to have consented to, approved and accepted and shall deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Lender or Issuing Lender or that is to be acceptable or satisfactory to such Lender or Issuing Lender.
SECTION 7.05.    Indemnification. The Lenders agree to indemnify the Administrative Agent and the Issuing Lenders and their respective Related Parties (to the extent not reimbursed by the Credit Parties), ratably according to their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent or an Issuing Lender or their respective Related Parties in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent or such Issuing Lender under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Issuing Lender’s or their respective Related Parties’ gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent and each Issuing Lender and their respective Related Parties promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent or such Issuing Lender and their respective Related Parties in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent or such Issuing Lender is not reimbursed for such expenses by the Credit Parties.
SECTION 7.06.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of this credit facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.
SECTION 7.07.    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor

Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders or the Company, on behalf of the Borrowers, may, to the extent permitted by Applicable Law, by notice in writing to the Company, if being done by the Required Lenders, and such Person, remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders or the Company, on behalf of the Borrowers, as applicable, and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article, Section 7.10 and Section 9.04 and shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)    Any resignation by, or removal of, Wells Fargo Bank, National Association as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, if in its sole discretion it elects to, (ii) the retiring Issuing Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 7.08.    Non-Reliance on Administrative Agent and Other Lenders.
Each Lender and each Issuing Lender expressly acknowledges that none of the Administrative Agent or any of its Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent or any of its Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent or any of its Related Parties to any Lender or any Issuing Lender as to any matter, including whether the Administrative Agent or any of its Related Parties have disclosed material information in its (or its Related Parties’) possession. Each Lender and each Issuing Lender expressly acknowledges, represents and warrants to the Administrative Agent that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of making, acquiring, purchasing or holding any other type of financial instrument, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, all applicable bank or other regulatory Applicable Laws relating to the Transactions and the transactions contemplated by this Agreement and the other Loan Documents and (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder. Each Lender and each Issuing Lender also acknowledges that (i) it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim in contravention of this Section 7.08.
SECTION 7.09.    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or Issuing Lender.
SECTION 7.10.    Guaranty Matters. Each of the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under any Loan Documents if such Person ceases to be a Material Domestic Subsidiary as a result of a transaction permitted under the Loan Documents. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative

Agent’s authority to release any Guarantor from its obligations under this Agreement pursuant to this Section 7.10. In each case as specified in this Section 7.10, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to release such Guarantor from its obligations under this Agreement, in each case in accordance with the terms of the Loan Documents and this Section 7.10.
SECTION 7.11.    Erroneous Payments.
(a)    Each Lender, each Issuing Lender and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Lender or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender or Issuing Lender (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 7.11(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)    Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.
(c)    In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in Same Day Funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the Overnight Rate.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Advances (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 9.07 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.
(e)    Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 7.11 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Borrower Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from a Borrower or any other Credit Party for the purpose of making for a payment on the Borrower Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Borrower Obligations, the Borrower Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(f)    Each party’s obligations under this Section 7.11 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Borrower Obligations (or any portion thereof) under any Loan Document.
(g)    Nothing in this Section 7.11 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.
SECTION 7.12.    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, Letters of Credit or the Commitments or this Agreement;
(ii)    the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Advances or the Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent and its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
ARTICLE VIII

GUARANTY
SECTION 8.01.    The Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Guarantors from the Advances hereunder, each of the Guarantors and the Company hereby agrees with the Administrative Agent and the Lenders as follows: (a) each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of (i) any and all of the Borrower Obligations hereunder and under the other Loan Documents and (ii) the Guaranteed Obligations and (b) the Company hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all of (i) the Foreign Borrower Obligations hereunder and under the other Loan Documents and (ii) the Guaranteed Obligations.
If any or all of the indebtedness becomes due and payable hereunder, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, or their respective order, on demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Borrower Obligations. The Guaranty set forth in this Article VIII is a guaranty of payment when due and not of collection. The word “indebtedness” is used in this Article VIII in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Borrowers, including specifically all Borrower Obligations, arising in connection with this Agreement or the other Loan Documents and all Guaranteed Obligations, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether any Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter becomes otherwise unenforceable.
Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under Applicable Law (whether federal or state and including, without limitation, the Bankruptcy Code).
SECTION 8.02.    Bankruptcy. Additionally: (a) each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Borrower Obligations of any Borrower and the Guaranteed Obligations to the Lenders whether or not due or payable by any Borrower or any other Credit Party upon the occurrence of any bankruptcy, reorganization, arrangement, moratorium or other proceeding or procedure under any Debtor Relief Law and unconditionally promises to pay such Borrower Obligations and such Guaranteed Obligations to the Administrative Agent for the account of the Lenders, or order, on demand, in lawful money of the United States, and (b) the Company unconditionally and irrevocably guarantees jointly and severally the payment of any and all Foreign Borrower Obligations of any Foreign Borrower and the Guaranteed Obligations to the Lenders whether or not due or payable by any Foreign Borrower or any other Credit Party upon the occurrence of any bankruptcy, reorganization, arrangement, moratorium or other proceeding or procedure under any Debtor Relief Law and unconditionally promises to pay such Foreign Borrower Obligations and the Guaranteed Obligations to the Administrative Agent for the account of the Lenders, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that any Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent or any Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to any Borrower or a Guarantor, the estate of any Borrower or a Guarantor, a trustee, receiver or any other party under any Debtor Relief Laws, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.
For the avoidance of doubt, no Foreign Borrower shall guaranty or be liable for any Borrower Obligations of the Company, any of its Domestic Subsidiaries or any other Foreign Borrower.
SECTION 8.03.    Nature of Liability. The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the relevant Borrower Obligations whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by any Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Borrower Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by any Borrower, or (e) any payment made to the Administrative Agent or the Lenders on the applicable Borrower Obligations which the Administrative Agent or such Lenders provides to any Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

SECTION 8.04.    Independent Obligation. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or any applicable Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or any applicable Borrower and whether or not any other Guarantor or any other Borrower is joined in any such action or actions.
SECTION 8.05.    Authorization. Each of the Guarantors authorizes the Administrative Agent, each Lender without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Borrower Obligations, the Foreign Borrower Obligations or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty, the Borrower Obligations or the Foreign Borrower Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Guarantors, Borrowers or other obligors.
SECTION 8.06.    Reliance. It is not necessary for the Administrative Agent or the Lenders to inquire into the capacity or powers of any Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Borrower Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
SECTION 8.07.    Waiver.
(a)    Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent or any Lender to (i) proceed against any Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s or any Lender’s rights whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of any Borrower, any other guarantor or any other party other than payment in full of the Borrower Obligations or the Foreign Borrower Obligations, as applicable (other than, in either case, contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnified Party based on the then-known facts and circumstances), including, without limitation, any defense based on or arising out of the disability of any Borrower, any other guarantor or any other party, or the unenforceability of the Borrower Obligations or the Foreign Borrower Obligations, as applicable, or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment in full of the Borrower Obligations or the Foreign Borrower Obligations, as applicable. The Administrative Agent may, at its election, exercise any right or remedy the Administrative Agent or any Lender may have against any Borrower or any other party without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Borrower Obligations or the Foreign Borrower Obligations, as applicable, have been paid in full and the Commitments have been terminated. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against any Borrower or any other party.
(b)    Each of the Guarantors waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Borrower Obligations or the Foreign Borrower Obligations, as applicable. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Borrower Obligations or the Foreign Borrower Obligations, as applicable, and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.
(c)    Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Lenders against any Borrower or any other guarantor of the Borrower Obligations or the Foreign Borrower Obligations, as applicable, owing to the Lenders (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Borrower Obligations or the Foreign Borrower Obligations, as applicable, shall have been paid in full and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Borrower Obligations or the Foreign Borrower Obligations, as applicable, and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders to secure payment of the Borrower Obligations or the Foreign Borrower Obligations, as applicable, until such time as the Borrower Obligations or the Foreign Borrower Obligations, as applicable (other than, in either case, contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnified Party based on the then-known facts and circumstances) shall have been paid in full and the Commitments have been terminated.
SECTION 8.08.    Limitation on Enforcement. The Lenders agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Lender or any other Person shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Agreement. The Lenders further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors.
SECTION 8.09.    Confirmation of Payment. The Administrative Agent and the Lenders will, upon request after payment of the Borrower Obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Company, the Guarantors or any other Person that such indebtedness and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 8.02.

ARTICLE IX

MISCELLANEOUS
SECTION 9.01.    Amendments, Etc. No amendment or waiver of any provision of any Loan Documents, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) [reserved], (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances that shall be required for the Lenders or any of them to take any action hereunder (including the definition of “Required Lenders”), (iii) amend this Section 9.01, (iv) release (A) all of the Guarantors or (B) Guarantors comprising substantially all of the credit support for the Borrower Obligations, in any case, from the Guaranty hereunder (other than as authorized in Section 7.10), without the written consent of each Lender, (v) change any pro rata payment provisions, including as provided in Section 2.15, or order of application of payments required by Section 9.21, (vi) amend the definition of “Foreign Currency” or (vii) change any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder without the written consent of each Lender; and (b) no amendment, waiver or consent shall, unless in writing and signed by each Lender directly and adversely affected thereby, do any of the following: (i) increase or extend the Commitments of such Lender, (ii) reduce the principal of, or interest on, the Advances or Reimbursement Obligations or any fees or other amounts payable to such Lender hereunder or (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances or Reimbursement Obligations or any fees or other amounts payable to such Lender hereunder, provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (ii) no amendment, waiver or consent shall, unless in writing and signed by the applicable Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of such Issuing Lender under this Agreement or any other Loan Document. The Administrative Agent and the Borrowers may, without the consent of any Lender, enter into amendments or modifications of this Agreement or any other Loan Document as the Administrative Agent deems reasonably appropriate in order to implement (1) the terms of Section 2.20 in accordance with the terms of Section 2.20 and (2) the terms related to a new Foreign Borrower contemplated by Section 5.01(j)(ii). Each Letter of Credit Document and each cash collateral agreement or other document entered into in connection with an Extended Letter of Credit may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; provided that a copy of such amended Letter of Credit Document, cash collateral agreement or other document, as the case may be, shall be promptly delivered to the Administrative Agent upon such amendment or waiver.
SECTION 9.02.    Notices, Etc. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i)    if to the Company or any other Credit Party, to it at Graham Holdings Company, 1812 North Moore Street, Suite 2100, Arlington, VA 22209, Attention of Treasury Department (Telephone No. 703-345-6251; email: treasury@ghco.com);
(ii)    if to the Administrative Agent, to Wells Fargo Bank, National Association, as Administrative Agent at 1525 W. W.T. Harris Blvd., 1st Floor, Charlotte, NC 28262-8522, with a copy to Wells Fargo Bank, National Association, 3 Bethesda Metro Center, 4th Floor, Bethesda, MD 20814, Attention of Katherine Marcotte; and
(iii)    if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company, on or behalf of itself or any other Credit Party, may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)    Platform.
(i)    The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrowers, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrowers’ or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Borrower provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.
SECTION 9.03.    No Waiver; Remedies.
No failure on the part of any Lender, any Issuing Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Applicable Law.
SECTION 9.04.    Costs and Expenses. (a) The Company and the Guarantors, jointly and severally, agree to pay on demand all reasonable and documented (in summary form) legal and other out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation and duplication expenses, and (B) the reasonable fees, charges and disbursements of counsel for the Administrative Agent (limited in the case of legal expenses, to one firm of counsel (and one local counsel in each applicable jurisdiction and any reasonably necessary specialty area counsel)) with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement. The Company and the Guarantors, jointly and severally, further agree to pay on demand all reasonable and documented (in summary form) legal or other out-of-pocket costs and expenses of the Administrative Agent, the Issuing Lender and the Lenders, if any (limited in the case of legal expenses, to one firm of counsel (and one local counsel in each applicable jurisdiction and any reasonably necessary specialty area counsel)), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Administrative Agent, each Issuing Lender and each Lender in connection with the enforcement of rights under this Section 9.04(a).
(b)    The Company and the Guarantors, jointly and severally, agree to indemnify and hold harmless the Administrative Agent, each Lender and each Issuing Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented (in summary form) legal and other out-of-pocket fees and expenses (limited, in the case of legal expenses, to one firm of counsel for all Indemnified Parties taken as a whole (and one local counsel in each applicable jurisdiction and any reasonably necessary specialty area counsel for all Indemnified Parties taken as a whole and, in the event of any actual conflict of interest, one additional counsel of each type to each group of similarly affected Indemnified Parties)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the Advances, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, whether or not such investigation, litigation or proceeding is brought by any Credit Party, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or related expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or any of its Related Parties or breach of a material obligation by such Indemnified Party or any of its Related Parties under this Agreement.
(c)    If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance, Term SOFR Advance or Term CORRA Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.09, 2.10 or 2.12, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of an Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Company pursuant to Section 2.19, the applicable Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
(d)    Without prejudice to the survival of any other agreement of any Credit Party hereunder, the agreements and obligations of any Credit Party contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

(e)    To the fullest extent permitted by Applicable Law, no Credit Party shall assert, and each hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter or Credit, or the use of the proceeds thereof.
SECTION 9.05.    Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Lender, each Issuing Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, such Issuing Lender or such Affiliate to or for the credit or the account of any Credit Party against any and all of the obligations of any Credit Party now or hereafter existing under this Agreement held by such Lender or such Issuing Lender, whether or not such Lender or such Issuing Lender shall have made any demand under this Agreement and although such obligations may be unmatured, and regardless of the place of payment, booking branch or currency of either obligation. If the obligations subject to set off are in different currencies, the Lender or Issuing Lender or its Affiliate may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. Each Lender and each Issuing Lender agrees to promptly notify the applicable Credit Party, after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and each Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and such Issuing Lender and their respective Affiliates may have.
SECTION 9.06.    Binding Effect. This Agreement shall become effective upon satisfaction of the conditions precedent set forth in Section 3.01 and thereafter shall be binding upon and inure to the benefit of each Credit Party, the Administrative Agent and each Lender and their respective successors and assigns, except that no Credit Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender (and any other attempted assignment or transfer by any Credit Party shall be null and void).
SECTION 9.07.    Assignments and Participations. (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time and, if demanded by the Company in accordance with Section 2.17 or 2.19 at a time when no Default has occurred and is continuing upon at least five Business Days’ notice to such Lender and the Administrative Agent, will assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it, in each case under any Tranche); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it (in each case with respect to any Credit Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default pursuant to clause (a) or (e) of Section 6.01 has occurred and is continuing, the Company, on behalf of the Borrowers, otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment of any Tranche assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a proportionate part of all of its rights and obligations among separate Facilities or Tranches on a non-pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Company, on behalf of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default pursuant to clause (a) or (e) of Section 6.01 has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Approved Fund or an Affiliate of a Lender organized in the United States; provided that the Company, on behalf of the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consents not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund; and
(C)    the consent of each Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for all assignments (other than of Term Loans).
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that no such processing and recordation fee shall be paid in connection with an assignment made pursuant to Section 2.19. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and if it shall not already be a Lender, any tax forms required by Section 2.14(f).
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) any person that is not an Eligible Assignee or (B) any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11 and 9.04, and subject to the obligations of Section 7.05, in each case, with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assumption

Agreement and each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments (including the relevant Tranche) of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent demonstrable error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company, on behalf of the Borrowers, and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, any Credit Party, the Administrative Agent or any Issuing Lender, sell participations to any Person (other than a natural Person or any Credit Party or any of their Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, each Issuing Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 7.05 with respect to any payments made by such Lender to its Participant(s). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments, other obligations under this Agreement (the “Participant Register”), provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(e)    Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (b)(ii) and (iii) of the first proviso of Section 9.01 that directly and adversely affects such Participant. The Borrowers agree that, subject to paragraph (f) below, each Participant shall be entitled to the benefits of Sections 2.11 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender.
(f)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.11 and 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s, on behalf of the Borrowers, prior written consent; provided that the Participant shall be subject to the provisions of Sections 2.15 and 2.19. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of each Borrower, to comply with Section 2.14(e) as though it were a Lender.
(g)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.08.    Confidentiality. Neither the Administrative Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Company, on behalf of the Borrowers, except that Confidential Information may be disclosed (a) to the Administrative Agent’s or such Lender’s Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder; or (g) on a confidential basis to (i) any rating agency in connection with rating any Borrower or its Subsidiaries or this credit facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities. For the avoidance of doubt, nothing in this Agreement shall prohibit any party or its employees, affiliates, directors, advisors or any other Person from communicating or disclosing information regarding violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority.
SECTION 9.09.    Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
SECTION 9.10.    Counterparts; Integration; Effectiveness.
(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and any Issuing Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the

Administrative Agent, the Lenders and any of the Credit Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
SECTION 9.11.    Jurisdiction, Etc. (a) Each Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Credit Party or its properties in the courts of any jurisdiction.
(b)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
SECTION 9.12.    Patriot Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the Patriot Act.
SECTION 9.13.    Waiver of Jury Trial. Each of the Credit Parties, the Administrative Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any other Loan Document or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.
SECTION 9.14.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 9.15.    [Reserved].
SECTION 9.16.    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be the Spot Rate. The obligation of any Credit Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, each Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such

Lender agrees to return the amount of any excess to the Company, for itself or another Borrower (or to any other Person who may be entitled thereto under Applicable Law).
SECTION 9.17.    Appointment of the Company. Each Foreign Borrower hereby irrevocably appoints the Company as its agent to act as specified in the Loan Documents, and the Company hereby accepts such appointment. Each Foreign Borrower hereby irrevocably authorizes and directs the Company to take on its behalf all actions required of such Person under the Loan Documents, and to exercise all powers and to perform all duties of such Person thereunder, including, (a) to submit and receive all certificates, notices, elections and communications and (b) to receive and disburse the proceeds of all Advances. Any of the foregoing taken or received by the Company on behalf of any Foreign Borrower will be deemed for all purposes to have been taken or received by such Foreign Borrower and will be binding on such Person to the same extent as if directly taken or received by such Foreign Borrower.
SECTION 9.18.    [reserved].
SECTION 9.19.    Australian Code of Banking Practice. The Australian Bankers' Association Code of Banking Practice does not apply to the Loan Documents and the transactions under them.
SECTION 9.20.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.
(b)    As used in this Section 9.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
SECTION 9.21.    Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 6.01 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Borrower Obligations and Guaranteed Obligations and all net proceeds from the enforcement of the Borrower Obligations and Guaranteed Obligations shall, subject to the provisions of Sections 2.18, 2.21 and 10.12, be applied by the Administrative Agent as follows:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees (other than Commitment Fees and Letter of Credit fees payable to the Lenders), indemnities and other amounts (other than principal and interest) payable to the Lenders and the Issuing Lenders under the Loan Documents, including attorney fees, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Commitment Fees, Letter of Credit fees payable to the Lenders and interest on the Advances and Reimbursement Obligations, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Borrower Obligations and Guaranteed Obligations constituting unpaid principal of the Advances and Reimbursement Obligations, Guaranteed Hedge Obligations and Guaranteed Cash Management Obligations then owing and to Cash

Collateralize any L/C Obligations then outstanding, ratably among the holders of such obligations in proportion to the respective amounts described in this clause Fourth payable to them; and
Last, the balance, if any, after all of the Obligations have been paid in full, to the Company or as otherwise required by Applicable Law.
Notwithstanding the foregoing, Guaranteed Cash Management Obligations and Guaranteed Hedge Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable holders thereof following such acceleration or exercise of remedies and at least three (3) Business Days prior to the application of the proceeds thereof. Each holder of Guaranteed Cash Management Obligations or Guaranteed Hedge Obligations that, in either case, is not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VII for itself and its Affiliates as if a “Lender” party hereto.
SECTION 9.22.    No Advisory or Fiduciary Responsibility.
(a)    In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Company and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Company or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Company with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Lender has advised or is currently advising the Company or any of its Affiliates on other matters) and none of the Administrative Agent or the Lenders has any obligation to the Company or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Company and its Affiliates, and none of the Administrative Agent or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.
(b)    Each Credit Party acknowledges and agrees that each Lender and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Company, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender or such Affiliate thereof were not a Lender or an Affiliate thereof (or an agent or any other person with any similar role under the Credit Facilities) and without any duty to account therefor to any other Lender, the Company or any Affiliate of the foregoing.  Each Lender and any Affiliate thereof may accept fees and other consideration from the Company or any Affiliate thereof for services in connection with this Agreement, the Credit Facilities or otherwise without having to account for the same to any other Lender, the Company or any Affiliate of the foregoing.
ARTICLE X

LETTER OF CREDIT FACILITY
SECTION 10.01.    L/C Facility.
(a)    Availability. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the Lenders set forth in Section 10.04(a), agrees to issue standby or commercial Letters of Credit in US Dollars or one or more Foreign Currencies in the Dollar Equivalent of an aggregate amount not to exceed its L/C Commitment for the account of the Company or, subject to Section 10.10, any Subsidiary thereof, provided, that an Issuing Lender may designate an Applicable Lending Office as the issuing lender for all or a portion of its L/C Commitment under this Agreement. Letters of Credit may be issued on any Business Day from the Restatement Effective Date to, but not including the fifth (5th) Business Day prior to the Termination Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that no Issuing Lender shall be required to issue any Letter of Credit if, after giving effect to such issuance, (i) the Dollar Equivalent of the aggregate amount of the outstanding Letters of Credit issued by such Issuing Lender would exceed its L/C Commitment, (ii) the Dollar Equivalent of the L/C Obligations would exceed the L/C Sublimit or (iii) the Dollar Equivalent of the Revolving Credit Outstandings would exceed the total Commitments. Letters of Credit issued hereunder shall constitute utilization of the Commitments measured based on the Dollar Equivalent of the issued and outstanding Letters of Credit.
(b)    Terms of Letters of Credit. Each Letter of Credit shall (i) be denominated in US Dollars or in any Foreign Currency in a minimum amount of $10,000 or the Foreign Currency Equivalent thereof (or such other amount as agreed to by the applicable Issuing Lender and the Administrative Agent), (ii) expire on a date no more than twelve (12) months after the date of issuance or last renewal or extension of such Letter of Credit (subject to automatic renewal or extension for additional one (1) year periods (but not to a date later than the date set forth below) pursuant to the terms of the Letter of Credit Documents or other documentation acceptable to the applicable Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the Termination Date; provided that any Letter of Credit may expire after such date, including as a result of customary “evergreen” provisions (each such Letter of Credit, an “Extended Letter of

Credit”), with the consent of the applicable Issuing Lender and subject to the requirements of Section 10.12, and (iii) unless otherwise expressly agreed by the applicable Issuing Lender and the Company when a Letter of Credit is issued by it (including any such agreement applicable to an Existing Letter of Credit), be subject to the UCP, in the case of a commercial Letter of Credit, or the ISP, in the case of a standby Letter of Credit, in each case, as set forth in the Letter of Credit Documents or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if (A) any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or request that such Issuing Lender refrain from, or any Applicable Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to letters of credit generally or such Letter of Credit in particular any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the Restatement Effective Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuing Lender as of the Restatement Effective Date and that such Issuing Lender in good faith deems material to it, (B) the conditions set forth in Section 3.02 are not satisfied, (C) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally, (D) the proceeds of which would be made available to any Person to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country, in each case, in violation of Sanctions or in any manner that would result in a violation of any Sanctions by any party to this Agreement or (E) any Lender is at that time a Defaulting Lender, unless (1) no Fronting Exposure exists as a result of the application of Section 2.18(c) or (2) such Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Company or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure. An Issuing Lender shall be under no obligation to amend any Letter of Credit if (x) such Issuing Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (y) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. As of the Restatement Effective Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.
(c)    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, Article X shall be subject to the terms and conditions of Section 2.18.
SECTION 10.02.    Procedure for Issuance and Disbursement of Letters of Credit.
(a)    The Company may from time to time request that any Issuing Lender issue, amend, renew or extend a Letter of Credit by delivering to such Issuing Lender at its Applicable Lending Office (with a copy to the Administrative Agent at the Administrative Agent’s office) a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other Letter of Credit Documents and information as such Issuing Lender or the Administrative Agent may request, not later than 11:00 a.m. at least two (2) Business

Days (or such later date and time as the Administrative Agent and such Issuing Lender may agree in their sole discretion) prior to the proposed date of issuance, amendment, renewal or extension, as the case may be. Such notice shall specify (i) the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), (ii) the date on which such Letter of Credit is to expire (which shall comply with Section 10.01(b)), (iii) the amount and Currency of such Letter of Credit, (iv) the name and address of the beneficiary thereof, (v) the purpose and nature of such Letter of Credit and (vi) such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other Letter of Credit Documents and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 10.01, promptly issue, amend, renew or extend the Letter of Credit requested thereby (subject to the timing requirements set forth in this Section 10.02) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Company. The applicable Issuing Lender shall promptly furnish to the Company and the Administrative Agent a copy of such Letter of Credit and the related Letter of Credit Documents and the Administrative Agent shall promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s participation therein.
(b)    The Issuing Lender for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the Company in writing of such demand for payment if such Issuing Lender has or will honor such demand for payment thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse such Issuing Lender and the L/C Participants with respect to such payment.
SECTION 10.03.    Commissions and Other Charges.
(a)    Letter of Credit Commissions. Subject to Section 2.18, the Company shall pay to the Administrative Agent, for the account of the applicable Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit beginning on the Restatement Effective Date in the amount equal to the Dollar Equivalent of the daily amount available to be drawn under such standby and commercial Letters of Credit times the Applicable Margin with respect to Revolving Advances that are RFR Advances (determined, in each case, on a per annum basis). Such commission shall be payable in US Dollars quarterly in arrears on the last Business Day of each calendar quarter (commencing with the first such date to occur after the issuance of such Letter of Credit), on the Termination Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the L/C Participants all commissions received pursuant to this Section 10.03 in accordance with their respective Commitment Percentages.
(b)    Issuance Fee. In addition to the foregoing commission, the Company shall pay directly to the applicable Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender in such amount or as otherwise agreed upon between such Issuing Lender and the Company. Such issuance fee shall be payable in US Dollars quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Termination Date and thereafter on demand of the applicable Issuing Lender. For the avoidance of doubt, such issuance fee shall be applicable to and paid upon each of the Existing Letters of Credit beginning on the Restatement Effective Date.
(c)    Other Fees, Costs, Charges and Expenses. In addition to the foregoing fees and commissions, the Company shall pay or reimburse each Issuing Lender for such normal and customary fees, costs, charges and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it. Such customary fees, costs, charges and expenses are due and payable in US Dollars on demand and are nonrefundable.
SECTION 10.04.    L/C Participations.
(a)    Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Company through a Revolving Advance or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender in the Currency of such Letter of Credit, upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.
(b)    Upon becoming aware of any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 10.04(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, issued by it, such Issuing Lender shall notify the Administrative Agent of such unreimbursed amount and the Currency thereof and the Administrative Agent shall notify each L/C Participant (with a copy to the applicable Issuing Lender) of the amount, Currency and due date of such required payment and such L/C Participant shall pay to the Administrative Agent (which, in turn shall pay such Issuing Lender) the amount specified on the applicable due date. If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Administrative Agent, which in turn shall pay such Issuing Lender, in the applicable Currency in which such Letter of Credit is denominated, on demand, in addition to such amount, the product of (i) such amount, times (ii) the applicable Overnight Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360, plus any administrative, processing or similar fees customarily charged by such Issuing Lender in connection with the foregoing. A certificate of such Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to such Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.
(c)    Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit issued by it and has received from any L/C Participant its Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Administrative Agent or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent, which shall in turn pay to such Issuing Lender, the portion thereof previously distributed by such Issuing Lender to it.
(d)    Each L/C Participant’s obligation to make the Revolving Advances and to purchase participating interests pursuant to this Section 10.04 or Section 10.05, as applicable, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Company may have against the Issuing Lender, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 3.02, (iii) any adverse change in the condition (financial or otherwise) of the Company, (iv) any breach of this Agreement or any other Loan Document by the Company, any other Credit Party or any other Lender or (v) any adverse change in the relevant exchange rates or in the availability of the relevant Foreign Currency to any L/C Participant or in the relevant currency markets generally or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
SECTION 10.05.    Reimbursement. In the event of any drawing under any Letter of Credit, the Company agrees to reimburse (either with the proceeds of an Advance as provided for in this Section or with funds from other sources), in same day funds, in the Currency of such Letter of Credit, the applicable Issuing Lender by paying to the Administrative Agent the amount of such drawing not later than 12:00 noon on the Business Day immediately following the day that the Company receives such notice for the amount of (x) such draft so paid and (y) any amounts referred to in Section 10.03(c) incurred by such Issuing Lender in connection with such payment. Unless the Company shall notify the Administrative Agent and such Issuing Lender that the Company intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Company shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make a Revolving Advance as a Base Rate Advance in US Dollars on the applicable repayment date in the amount (which, in the case of an amount denominated in a Foreign Currency, shall be the US Dollar Equivalent thereof)(without regard to the minimum and multiples specified in Section 2.02(a)) of (i) such draft so paid and (ii) any amounts referred to in Section 10.03(c) incurred by such Issuing Lender in connection with such payment (including any and all costs, fees and other expenses incurred by the applicable Issuing Lender in effecting the payment of any Letter of Credit denominated in a Foreign Currency), and the Lenders shall make a

Revolving Advance as a Base Rate Advance in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and such fees and expenses. Each Lender acknowledges and agrees that its obligation to fund a Revolving Advance in accordance with this Section to reimburse such Issuing Lender for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Section 2.02(a). If the Company has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse such Issuing Lender in the applicable Currency as provided above, or if the amount of such drawing is not fully refunded through a Base Rate Advance as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Advances which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until paid in full. The Company shall, upon demand from any Issuing Lender or L/C Participant, pay to such Issuing Lender or L/C Participant, the amount of (i) any loss or cost or increased cost incurred by such Issuing Lender or L/C Participant, (ii) any reduction in any amount payable to or in the effective return on the capital to such Issuing Lender or L/C Participant and (iii) any currency exchange loss, in each case that such Issuing Lender or L/C Participant sustains as a result of the Company’s repayment in US Dollars of any Letter of Credit denominated in a Foreign Currency. A certificate of such Issuing Lender setting forth in reasonable detail the basis for determining such additional amounts or amounts necessary to compensate such Issuing Lender shall be conclusively presumed to be correct save for manifest error.
SECTION 10.06.    Obligations Absolute.
(a)    The Company’s obligations under this Article X (including the Reimbursement Obligation) shall be absolute, unconditional and irrevocable under any and all circumstances whatsoever, and shall be performed strictly in accordance with the terms of this Agreement, and irrespective of:
(i)    any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Document or this Agreement, or any term or provision therein or herein;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Company may have or have had against the applicable Issuing Lender or any beneficiary of a Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent, forged or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    any payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit;
(v)    any adverse change in the relevant exchange rates or in the availability of the relevant Foreign Currency to the Company or any Subsidiary or in the relevant currency markets generally;
(vi)    any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or
(vii)    any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder.
(b)    The Company also agrees that the applicable Issuing Lender and the L/C Participants shall not be responsible for, and the Company’s Reimbursement Obligation under Section 10.05 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Company and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Company against any beneficiary of such Letter of Credit or any such transferee. The applicable Issuing Lender, the L/C Participants and their respective Related Parties shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Company to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Company to the extent permitted by Applicable Law) suffered by the Company that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination.
(c)    In furtherance of the foregoing and without limiting the generality thereof, the parties agree that (i) with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, (ii) an Issuing Lender may act upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that such Issuing Lender in good faith believes to have been given by a Person authorized to give such instruction or request and (iii) an Issuing Lender may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation. The responsibility of any Issuing Lender to the Company in connection with any draft presented for payment under any Letter of Credit issued by it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.
(d)    Notwithstanding anything to the contrary herein, no Issuing Lender shall be responsible to the Company for, and such Issuing Lender’s rights and remedies against the Company shall not be impaired by, any action or inaction of such Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Applicable Laws or any order of a jurisdiction in which such Issuing Lender or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements or official commentary of the International Chamber of Commerce Banking Commission, the Banker’s Association for Finance and Trade (BAFT) or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.
SECTION 10.07.    Effect of Letter of Credit Documents. To the extent that any provision of any Letter of Credit Document related to any Letter of Credit is inconsistent with the provisions of this Article X, the provisions of this Article X shall apply.
SECTION 10.08.    Removal and Resignation of Issuing Lenders.
(a)    The Company may at any time remove any Lender from its role as an Issuing Lender hereunder upon not less than thirty (30) days prior notice to such Issuing Lender and the Administrative Agent (or such shorter period of time as may be acceptable to such Issuing Lender and the Administrative Agent).
(b)    Any Issuing Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Company. After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase the outstanding Letter of Credit.
(c)    Any removed or resigning Issuing Lender shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its removal or resignation as an Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Lenders to take such actions as are required under Section 10.04). Without limiting the foregoing, upon the removal or resignation of a Lender as an Issuing Lender hereunder, the Company may arrange for one or more of the other Issuing Lenders to issue Letters of Credit in the applicable Currency hereunder in substitution for the Letters of Credit, if any, issued by such removed or resigned Issuing Lender and outstanding at the time of such removal or resignation, or make other arrangements satisfactory to the removed or resigned Issuing Lender to effectively cause another Issuing Lender to assume the obligations of the removed or resigned Issuing Lender with respect to any such Letters of Credit.
SECTION 10.09.    Reporting of Letter of Credit Information and L/C Commitment. At any time that there is an Issuing Lender that is not also the financial institution acting as Administrative Agent, then (a) no later than the fifth Business Day following the last day of each calendar month, (b) on each date that a Letter of Credit is amended or terminated, by such Issuing Lender, or otherwise expires, (c) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended by such Issuing Lender, and (d) upon the request of the Administrative Agent, each Issuing Lender (or, in the case of clauses (b), (c) or (d) of this Section, the applicable Issuing Lender) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such Issuing Lender) with respect to each Letter of Credit issued by such Issuing Lender that is outstanding hereunder. In addition, each Issuing Lender shall provide notice to the Administrative Agent of its L/C Commitment, or any change thereto, promptly upon it becoming an Issuing Lender or making any change to its L/C Commitment. No failure on the part of any Issuing Lender to provide such information pursuant to this Section 10.09 shall limit the obligations of the Company or any Lender hereunder with respect to its reimbursement and participation obligations hereunder.
SECTION 10.10.    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Lender (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Company (a) shall be obligated to reimburse, or to cause the applicable Subsidiary to reimburse, the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Company and (b) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Company and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.
SECTION 10.11.    Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount, or the Dollar Equivalent of the maximum face amount, if applicable, of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Documents therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Documents and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).
SECTION 10.12.    Cash Collateral for Extended Letters of Credit.
(a)    Cash Collateralization. The Company shall provide Cash Collateral to each applicable Issuing Lender with respect to each Extended Letter of Credit issued by such Issuing Lender (in an amount equal to the Dollar Equivalent of 103% of the maximum face amount of each Extended Letter of Credit) by a date that is no later than 45 days prior to the Termination Date by depositing such amount in immediately available funds, in US Dollars, into a cash collateral account maintained at the applicable Issuing Lender and shall enter into a cash collateral agreement in form and substance reasonably satisfactory to such Issuing Lender and such other documentation as such Issuing Lender or the Administrative Agent may reasonably request; provided that if the Company fails to provide Cash Collateral with respect to any such Extended Letter of Credit by such time, such event shall be treated as a drawing under such Extended Letter of Credit in an amount equal to the Dollar Equivalent of 103% of the maximum face amount of each such Letter of Credit, which shall be reimbursed (or participations therein funded) in accordance with this Article X, with the proceeds of Advances (or funded participations) being utilized to provide Cash Collateral for such Letter of Credit (provided that for purposes of determining the usage of the Commitment any such Extended Letter of Credit that has been, or will concurrently be, Cash Collateralized with proceeds of an Advance, the portion of such Extended Letter of Credit that has been (or will concurrently be) so Cash Collateralized will not be deemed to be utilization of the Commitment).
(b)    Grant of Security Interest. The Company, and to the extent provided by the L/C Participants, each of such L/C Participants, hereby grants to the applicable Issuing Lender of each Extended Letter of Credit, and agrees to maintain, a first priority security interest in, all Cash Collateral required to be provided by this Section 10.12 as security for such Issuing Lender’s obligation to fund draws under such Extended Letters of Credit, to be applied pursuant to subsection (c) below. If at any time the applicable Issuing Lender determines that the Cash Collateral is subject to any right or claim of any Person other than such Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the amount required pursuant to subsection (a) above, the Company will, promptly upon demand by such Issuing Lender, pay or provide to such Issuing Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section 10.12 in respect of Extended Letters of Credit shall be applied to reimburse the applicable Issuing Lender for all drawings made under such Extended Letters of Credit and any and all fees, expenses and charges incurred in connection therewith, prior to any other application of such property as may otherwise be provided for herein.
(d)    Cash Collateralized Letters of Credit. Subject to clause (e) below, if the Company has fully Cash Collateralized the applicable Issuing Lender with respect to any Extended Letter of Credit issued by such Issuing Lender in accordance with subsections (a) through (c) above and the Company and the applicable Issuing Lender have made arrangements between them with respect to the pricing and fees associated therewith (each such Extended Letter of Credit, a “Cash Collateralized Letter of Credit”), then after the date of notice to the Administrative Agent thereof by the applicable Issuing Lender and for so long as such Cash Collateral remains in place (i) such Cash Collateralized Letter of Credit shall cease to be a “Letter of Credit” hereunder, (ii) such Cash Collateralized Letter of Credit shall not constitute utilization of the Commitment, (iii) no Lender shall have any further obligation to fund participations or Advances to reimburse any drawing under any such Cash Collateralized Letter of Credit, (iv) no Letter of Credit commissions under Section 10.03(a) shall be due or payable to the Lenders, or any of them, hereunder with respect to such Cash Collateralized Letter of Credit, and (v) any fronting fee, issuance fee or other fee with respect to such Cash Collateralized Letter of Credit shall be as agreed separately between the Company and such Issuing Lender.
(e)    Reinstatement. The Company and each Lender agree that, if any payment or deposit made by the Company or any other Person applied to the Cash Collateral required under this Section 10.12 is at any time avoided, annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or is repaid in whole or in part pursuant to a good faith settlement of a pending or threatened avoidance claim, or the proceeds of any such Cash Collateral are required to be refunded by the applicable Issuing Lender to the Company or any Lender or its respective estate, trustee, receiver or any other Person, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, (i) the applicable Extended Letter of Credit shall automatically be a “Letter of Credit” hereunder in a face amount equal to such payment or repayment (each such Letter of Credit, a “Reinstated Letter of Credit”), (ii) such Reinstated Letter of Credit shall no longer be deemed to be Cash Collateralized hereunder and shall constitute a utilization of the Commitment, (iii) each Lender shall be obligated to fund participations or Advances to reimburse any drawing under such Reinstated Letter of Credit, (iv) Letter of Credit commissions under Section 10.03(a) shall accrue and be due and payable to the Lenders with respect to such Reinstated Letter of Credit and (v) the Company’s and each Lender’s liability hereunder (and any Guarantee, Lien or Collateral guaranteeing or securing such liability) shall be and remain in full force and effect, as fully as if such payment or deposit had never been made, and, if prior thereto, this Agreement shall have been canceled, terminated, paid in full or otherwise extinguished (and if any Guarantee, Lien or Collateral guaranteeing or securing such Company’s or such Lender’s) liability hereunder shall have been released or terminated by virtue of such cancellation, termination, payment or extinguishment), the provisions of this Article X and all other rights and duties of the applicable Issuing Lender, the L/C Participants and the Credit Parties with respect to such Reinstated Letter of Credit (and any Guarantee, Lien or Collateral guaranteeing or securing such liability) shall be reinstated in full force and effect, and such prior cancellation, termination, payment or extinguishment shall not diminish, release, discharge, impair or otherwise affect the obligations of such Persons in respect of such Reinstated Letter of Credit (and any Guarantee, Lien or Collateral guaranteeing or securing such obligation).
(f)    Survival. With respect to any Extended Letter of Credit, each party’s obligations under this Article X and all other rights and duties of the applicable Issuing Lender of such Extended Letter of Credit, the L/C Participants and the Credit Parties with respect to such Extended Letter of Credit shall survive the resignation or replacement of the applicable Issuing Lender or any assignment of rights by the applicable Issuing Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Obligations.

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